UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NETGEAR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2022 Annual Meeting of Stockholders

To Our Stockholders:

This year, we will hold the Meeting virtually. To attend, go to www.virtualshareholdermeeting.com/NTGR2022 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form. We encourage you to join 15 minutes before the start time. There will not be a physical location for our Meeting, and you will not be able to attend the Meeting in person.

We have adopted a virtual meeting format for our Meeting this year to protect our stockholders and employees in light of the public health and safety considerations posed by the COVID-19 pandemic and to facilitate stockholder participation in the Annual Meeting. In structuring our virtual Meeting, our goal is to enhance rather than constrain stockholder participation in the Meeting. We have designed the Meeting to provide stockholders with the same opportunities to participate as they would have at an in-person meeting. We aim to provide a consistent experience to all stockholders regardless of geographic location.

Agenda Item		Board Recommendation	For more information

1.	To elect the Board’s nine (9) nominees for director to serve until the next Annual Meeting of Stockholders	FOR (all nominees)	Page 5

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Page 20

3.	To approve the non-binding advisory proposal regarding executive compensation	FOR	Page 23

4.	To approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares	FOR	Page 28

We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Note for Street-Name Holders: If you hold your shares in street name, it is critical that you cast your vote if you want it to count in Proposal One, Proposal Three and Proposal Four. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for those Proposals. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 2, 2022 (the “Meeting”): Both the proxy statement and NETGEAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available electronically at https://investor.netgear.com/financials/sec-filings/default.aspx and www.proxyvote.com.

By order of the Board of Directors,

Patrick C.S. Lo

Chairman and Chief Executive Officer

San Jose, California

April 21, 2022

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

2022 Annual Meeting of Stockholders

Thursday,

June 2, 2022

10:00 a.m. Pacific

Daylight Time

HOW TO VOTE

BY PHONE

Call the telephone number on your proxy card

BY MAIL

Sign, date and return your proxy card in the enclosed envelope

BY INTERNET

Online at the Meeting

Attend the Annual Meeting virtually at www.virtualshareholder meeting.com/NTGR 2022 and follow the instructions on the website

Online Before the Meeting

Visit www.proxyvote.com

NETGEAR, Inc. 350 East Plumeria Drive San Jose, California 95134

TO OUR STOCKHOLDERS:

2021 was a year of transition, both for NETGEAR and the rest of the world, as we navigate the second year of this ongoing pandemic. There is an ongoing paradigm shift in the WiFi needs of homeowners and businesses around the world. Not only is it clear that hybrid remote work and virtual experiences are here to stay, but with the ordinary dual-band WiFi router becoming less capable of handling demanding high quality streaming, video conferencing and virtual reality gaming, the need for premium, high performance, and reliable WiFi is rapidly accelerating and expanding as a market.

Throughout its more than 25-year history, NETGEAR has maintained its relentless focus on innovation. Our leading-edge product portfolio at the forefront of the WiFi 6, 6E and 5G technologies is a direct result of our drive to provide a best-in-class experience for our customers. However, it is not only our products that are speaking to our customers. With the connected world growing rapidly, we have a deep understanding of the need for advanced services capable of augmenting the virtual experience. To meet this need we are proactively expanding and improving our portfolio of services that already offers intuitive cybersecurity and VPN management, smart parental controls, gaming network optimization, with more to come. The strategic investments we made in our SMB business to capitalize on the ProAV industry are also paying dividends and as a result, we are seeing continued momentum in the sales of our managed switches. In addition, we are seeing strong demand for our WLAN offerings with requests from newly formed businesses and existing reopened businesses for upgraded technology, enhanced productivity, comprehensive security, and enhanced performance. We believe this will drive greater than 10% annual growth in our SMB business in the coming year.

This dedication to excellence is undeniably resonating with both our customers and industry experts, and we see strong momentum behind our portfolio of products and services. I’m honored that NETGEAR was recognized with five 2022 CES innovation awards, a clear validation of our leadership in the premium segment of the market.

To further expand our reach across this premium segment and better serve our customers, we also revamped our online store shopping experience. This new online store offers an improved curated premium experience with features such as rich content, product selectors, a live chat concierge service, unique offers and even an installation service.

I’m exceedingly grateful for the hard work and dedication of each NETGEAR employee to overcome the unprecedented challenges they faced throughout the year. Although supply chain headwinds and a moderation of retail demand were short-term headwinds in 2021 that affected both our top and bottom line, we retained a solid cash balance and returned value to shareholders through share repurchases throughout the year.

We remain fully committed to our core strategy of focusing on premium, higher-margin products while improving our service attach rates. We believe the premium and ultra-premium segments will see continued vibrant growth and that we are well positioned for long-term performance through our leadership in this market. This will enable us to execute on our strategy and accelerate our journey towards our long-term goal of 2 million paid subscribers. Upcoming technology inflection points such as penta-band WiFi 7 and 5G millimeter wave are coming in the next 12 months and rest assured that our team is poised to capitalize on these technology upgrades.

Backed by our expansive portfolio of leading home premium WiFi products and services, ProAV managed switches, WiFi 6 Insight cloud managed mesh access points, and combined with the strong execution of our team, NETGEAR is well positioned to capture additional share of these rapidly expanding product categories.

NETGEAR’s commitment to generating shareholder value is unwavering. On behalf of the Board of Directors, I would like to share my thanks for your support and confidence in our company vision. I look forward to sharing more on the progress we have made at our Annual Meeting.

Sincerely,

Patrick C.S. Lo

Chairman and Chief Executive Officer

1	GENERAL INFORMATION
	1	Notice of Internet Availability of Proxy Materials
	1	Voting Procedures
	2	Methods of Voting
	2	Revoking Your Proxy
	2	Quorum Requirement
	3	Votes Required for Each Proposal
	3	Abstentions
	3	Broker Non-Votes
	3	Proxy Solicitation Costs
	4	Deadline for Receipt of Stockholder Proposals or Director Nominations for 2023 Annual Meeting
	4	Stockholder Communications to Directors

5	PROPOSAL ONE ELECTION OF DIRECTORS
	5	Nominees
	5	Information Concerning the Nominees and Incumbent Directors
	10	Vote Required and Board of Directors’ Recommendation
	10	Board and Committee Meetings
	12	Audit Committee
	12	Compensation Committee
	12	Nominating and Corporate Governance Committee
	12	Policy for Director Recommendations and Nominations
	14	Corporate Governance Policies and Practices
	14	Environmental, Social, and Governance
	15	Related Party Transactions
	16	Stockholder Engagement
	17	Board Leadership Structure
	17	Lead Independent Director
	17	Risk Management
	18	Director Compensation
	19	Fiscal Year 2021 Director Compensation
	19	Director Stock Ownership Guidelines
	19	Compensation Committee Interlocks and Insider Participation

20	PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	20	Audit and Related Fees
	21	Vote Required and Board of Directors’ Recommendation
22	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

23	PROPOSAL THREE APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
	23	Vote Required and Board of Directors’ Recommendation

28	PROPOSAL FOUR APPROVAL OF AMENDMENT TO THE NETGEAR, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN
	28	Summary of the Purchase Plan
	30	Participation in Purchase Plan Benefits
	31	Vote Required and Board of Directors’ Recommendation

32	COMPENSATION DISCUSSION AND ANALYSIS
	32	Executive Summary
	34	General Compensation Philosophy
	35	Designing a Competitive Compensation Package
	36	Compensation Committee Consultant
	36	Setting the Pay Mix
	41	Other Compensation Policies and Information

43	COMPENSATION COMMITTEE REPORT

44	EXECUTIVE COMPENSATION TABLES
	44	Summary Compensation Table
	45	Grants of Plan-Based Awards in Fiscal Year 2021
	46	Outstanding Equity Awards at 2021 Fiscal Year-End
	48	Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off
	49	Option Exercises and Stock Vested in Fiscal Year 2021
	49	Pension Benefits and other Nonqualified Deferred Compensation Plans
	50	Potential Payments Upon Termination or Change in Control
	52	CEO Pay Ratio
	52	Equity Compensation Plan Information

53	STOCK OWNERSHIP INFORMATION
	53	Security Ownership of Certain Beneficial Owners and Management
	54	Delinquent Section 16(a) Reports

55	OTHER MATTERS

56	LEGAL MATTERS

57	APPENDIX A: PROPOSED 2003 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

2022 PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2022 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Thursday, June 2, 2022. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTGR2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2022. Please be sure to check in by 9:45 a.m. Pacific Daylight Time on June 2, 2022, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/NTGR2022.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 21, 2022 to all of our stockholders as of the record date, April 4, 2022. Stockholders who owned NETGEAR common stock at the close of business on April 4, 2022 are entitled to attend and vote at the annual meeting. A list of our record stockholders as of the close of business on the record date will be made available at our headquarters located at 350 E. Plumeria Drive, San Jose, California 95134, during normal business hours for 10 days prior to the meeting. To access the list of record stockholders beginning May 23, 2022 and until the meeting, stockholders should email stockadmin@netgear.com. A stockholder may examine the list for any legally valid purpose related to the meeting. On the record date, approximately 29,160,755 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 68 stockholders of record as of the record date and our common stock was held by approximately 20,200 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2021, online at the following address: https://materials.proxyvote.com.

Notice of Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Questions for Management and the Board at the Annual Meeting

We plan to have a Q&A session at the annual meeting. Stockholders may submit questions that are relevant to our business live during the annual meeting. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/NTGR2022.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four (4) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” through “Proposal Four” below. Each share of NETGEAR common stock you own entitles you to one vote.

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2022.

2022 PROXY STATEMENT	1

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Bryan D. Murray, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	FOR the non-binding advisory proposal regarding executive compensation; and

•

FOR the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares.

Voting over the Internet or by Telephone. If you received the Notice (as described above), you can vote by proxy over the Internet or by telephone by following the instructions provided on the Notice.

Voting Electronically at the Meeting. If you plan to attend the virtual Annual Meeting, you may vote your shares electronically by using the 16-digit control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/NTGR2022. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/NTGR2022. You may log-in beginning at 9:45 a.m. Pacific Daylight Time, on Thursday, June 2, 2022.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2021 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•

provide written notice of the revocation to the Company’s Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend and vote electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

2	2022 PROXY STATEMENT

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. You may vote “for,” “against” or “abstain” from voting for any or all of the nine (9) director nominees. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of an Amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan. Approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or virtually or represented by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two, Three or Four, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of the advisory vote regarding our executive compensation (Proposal Three), and the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (Proposal Four). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

2022 PROXY STATEMENT	3

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2023 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2023 Annual Meeting must be received by us no later than December 22, 2022 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2023 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2023 Annual Meeting is March 7, 2023, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2023 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is February 2, 2023 in connection with our 2023 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

In 2016, we amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2023 Annual Meeting must be received no earlier than November 22, 2022 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 22, 2022 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

A stockholder’s notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Voting Results

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s records.

4	2022 PROXY STATEMENT

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

NETGEAR’s Board of Directors consists of nine directors. The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, David J. Henry, Sarah S. Butterfass, Laura J. Durr, Shravan K. Goli, Bradley L. Maiorino, Janice M. Roberts, Barbara V. Scherer and Thomas H. Waechter. All nominees currently serve as directors on our Board. Other than Mr. David J. Henry and Mr. Shravan K. Goli, who were nominated by the nominating and corporate governance committee and appointed to our Board in July 2022 and August 2022, respectively, all nominees were elected by you at our 2021 annual meeting of stockholders. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2023, or until their respective successors are elected and qualified or until their earlier resignation or removal. In addition to the nominees listed above, Jef T. Graham also currently serves as a director. In March 2022, Mr. Graham notified the Board that he has decided not to stand for re-election when his term expires in 2022. Mr. Graham will continue to serve as a member of the Board until the Annual Meeting. His decision not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board thanks Mr. Graham for his valued service to the Company.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The names of the nominees and certain biographical information about them as of April 4, 2022 are set forth below:

						Committee Memberships

Director/Nominee	Age	Director Since	Principal Occupation	Other Public Com- pany Boards	Inde- pen- dent	Audit	Com- pensa- tion	Cyber- secur- ity	Nomin- ating and Corp- orate Govern- ance	Soft- ware and Subscrip- tion

Patrick C. S. Lo	65	2000	Chairman and Chief Executive Officer	0

David J. Henry	49	2021	President and General Manager of Connected Home Products and Services	0

Sarah S. Butterfass	44	2020	Chief Product Officer (CPO) at FanDuel	0	X		X			C

Laura J. Durr	61	2020	Director/Nominee	2	X	C		X

Shravan K. Goli	51	2021	Chief Product Officer (CPO) and Head of Consumer Revenue at Coursera	0	X				X	X

Bradley L. Maiorino	51	2018	Chief Information Security Officer of Raytheon Technologies	0	X	X		C

Janice M. Roberts	66	2019	Director/Nominee	2	X	X	X			X

Barbara V. Scherer	66	2011	Director/Nominee	2	X	X	C

Thomas H. Waechter	69	2014	Director/Nominee	0	X			X	C

2022 PROXY STATEMENT	5

Committees: • None	Patrick C.S. Lo
Chairman and Chief Executive Officer Director since: 2000 Age: 65

Biography

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

Relevant Expertise

Mr. Lo’s experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company’s challenges, opportunities and operations.

Other Public Company Boards

None

Committees: • None	David J. Henry
President and General Manager of Connected Home Products and Services and Director Director since: 2021 Age: 49

Biography

David J. Henry has served as our President and General Manager of Connected Home Products and Services and as a member of the Board of Directors since July 2021. He has been with NETGEAR since July 2004, most recently serving as our Senior Vice President of Connected Home Products and Services from January 2016 to July 2017, Vice President of Product Management of our retail business unit from March 2011 to January 2016 and as our Senior Director of Product Marketing from October 2010 to March 2011. Prior to NETGEAR, Mr. Henry was a senior product manager for the high technology vertical application at Siebel Systems (acquired by Oracle Corporation). His professional experience also includes business process and information technology consulting with Deloitte Consulting. Mr. Henry received a B.S. degree in Electrical Engineering, with an emphasis on Signal Processing, from the University of Washington and an M.B.A. from the Stanford Graduate School of Business.

Relevant Expertise

Mr. Henry’s experience as president and general manager of the Company’s connected home products and services gives him expertise and insights into home networking products and services, encompassing product strategy, development and delivery.

Other Public Company Boards

None

6	2022 PROXY STATEMENT

Committees: • Compensation • Software and Subscription (Chair)	Sarah S. Butterfass
Director Director since: 2020 Age: 44

Biography

Sarah S. Butterfass has served as one of our directors since October 2020. She also currently serves as the Chief Product Officer (CPO) at FanDuel, which she also joined in October 2020. As CPO, Ms. Butterfass leads the product development organization. Prior to FanDuel, Ms. Butterfass served as Groupon’s Chief Product Officer from 2018 to 2020. As Groupon’s top product development leader, Ms. Butterfass oversaw the company’s global product organization in developing the future of the Groupon experience for consumers and businesses across all channels and all verticals. From 2016 to 2018, Ms. Butterfass served as E*TRADE’s Senior Vice President and Head of Customer Experience. While at E*TRADE, she also served as Senior Vice President of the company’s Trader Group and Chief Marketing Officer of OptionsHouse, an E*TRADE company. Prior to E*TRADE, Ms. Butterfass was Vice President of Customer Loyalty at Orbitz and served in other senior product roles from 2011 to 2016. Ms. Butterfass has an M.B.A. from the

Kellogg School of Management and a bachelor’s degree from Northwestern University.

Relevant Expertise

As a chief product officer at leading edge technology companies and as a prior senior executive and chief marketing officer at other leading technology and e-commerce companies, Ms. Butterfass provides the Company with targeted expertise and insight into product, subscription services, and software, as well as extensive operational, strategic and executive management experience.

Other Public Company Boards

None

Committees: • Audit (Chair) • Cybersecurity	Laura J. Durr
Director Director since: 2020 Age: 61

Biography

Laura J. Durr has served as one of our directors since January 2020. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr also serves on the board of directors of Xperi Holding Corporation (public) and Owlet, Inc. (public). Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University.

Relevant Expertise

Ms. Durr provides valuable operational and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies.

Other Public Company Boards

Xperi Holding Corporation

Owlet, Inc.

2022 PROXY STATEMENT	7

Committees: • Nominating and Corporate Governance • Software and Subscription	Shravan K. Goli
Director Director since: 2021 Age: 51

Biography

Shravan K. Goli has served as one of our directors since October 2021. He also currently serves as the Chief Product Officer and Head of Consumer Revenue at Coursera, which he joined in April 2018. Prior to Coursera, Mr. Goli was at DHI Group Inc. where he initially served as President of Dice, a tech job marketplace, and successfully led the growth strategy and operations for Dice, Dice International, ClearanceJobs and Slashdot Media from March 2013 to June 2017. From December 2009 to March 2013, Mr. Goli served as President and Chief Executive Officer of Dictionary.com where he sparked impressive growth through product innovation. From April 2009 to December 2009, Mr. Goli was GM for Social Media Business at Slide, Inc. From November 2005 to March 2009, Mr. Goli was GM at Yahoo!. From January 1995 to November 2005, Mr. Goli was at Microsoft where he started out as an early member of the MSN.com team and led the launch of several MSN services and subsequently held roles in the home and entertainment division. In addition, he was a co-founder of Corners.In, a content-centric social networking service. Mr. Goli holds a M.B.A from the University of Washington and a M.S. in computer science from the University of Maryland.

Relevant Expertise

As a chief product officer and head of consumer revenue of a public company and prior senior executive at other relevant technology companies, Mr. Goli provides the Company with expertise and insight into subscription services and provides valuable operational, strategic and executive management experience.

Other Public Company Boards

None

Committees: • Audit • Cybersecurity (Chair)	Bradley L. Maiorino
Director Director since: 2018 Age: 51

Biography

Bradley L. Maiorino has served as one of our directors since July 2018. Since March 2021, Mr. Maiorino has been serving as the Chief Information Security Officer of Raytheon Technologies, an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. From June 2020 to March 2021, Mr. Maiorino served as the Chief Strategy Officer at FireEye, a leading provider of cybersecurity services. From May 2019 to June 2020, Mr. Maiorino served as the Chief Information Security Officer at Thomson Reuters Corporation, a leading provider of business information services. From April 2017 to May 2019, Mr. Maiorino served as an Executive Vice President at Booz Allen Hamilton Inc., a management and technology consulting firm. From June 2014 to April 2017, he served as Senior Vice President and Chief Information Security Officer at Target Corporation, the second largest general merchandise retailer in the United States. From July 2012 to June 2014, Mr. Maiorino was the Chief Information Security and Technology Risk Officer at General Motors Company, an automotive manufacturing and financing services company. Prior to that, from April

2001 to July 2012, he held various leadership roles in the technology organization of General Electric Company, a global digital industrial company, ultimately serving as Chief Information Security Officer for the company. Mr. Maiorino is also a member of the cyber strategy group of The Aspen Institute, a nonpartisan forum that assess the state of U.S. cybersecurity and technology efforts. Mr. Maiorino holds a B.S. degree in professional computer studies from Pace University.

Relevant Expertise

Mr. Maiorino brings more than 25 years of experience, with diverse business experience and a track record of building and leading global teams within Fortune 50 firms. He has a deep understanding of technology, security and risk management, and also has significant contacts and relationships in the technology and security community.

Other Public Company Boards

None

8	2022 PROXY STATEMENT

Committees: • Audit • Compensation • Software and Subscription	Janice M. Roberts
Director Director since: 2019 Age: 66

Biography

Janice M. Roberts has served as one of our directors since February 2019. Ms. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. Ms. Roberts currently serves on the boards of Zebra Technologies, Inc. and Zynga Inc., and was most recently a director of RealNetworks, Inc. for nearly 10 years, until 2020, and of ARM Holdings Plc until its acquisition by the SoftBank Group in 2016. Since April 2014, she has been a partner at Benhamou Global Ventures; an early stage investor in Enterprise 4.0 companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts was employed by 3Com Corporation (later acquired by Hewlett Packard), where she held various executive positions, including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures and President of the Palm Computing Business Unit. She also serves on the advisory board of Illuminate Ventures and is a Director of GBx Global.org, a technology community connecting British entrepreneurs in the San Francisco Bay Area. She was a Board Director and President of the Ronald McDonald House at Stanford from 2011 to 2017. Ms. Roberts holds a Bachelor of Commerce degree (Honours) from the University of Birmingham in the U.K.

Relevant Expertise

Ms. Roberts provides extensive executive, investment and board-level experience from global technology companies addressing consumer, business and service provider markets. She has considerable board governance experience having served on all committees; and as Lead Independent Director. Ms. Roberts’ capabilities include the development of new executive compensation programs, company strategy, mergers & acquisitions, and most recently diversity and inclusion initiatives.

Other Public Company Boards

Zebra Technologies, Inc.; Zynga Inc.

Committees: • Audit • Compensation (Chair)	Barbara V. Scherer
Director Director since: 2011 Age: 66

Biography

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer is the former Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc. (now known as Poly), a global leader in audio communication devices for businesses and consumers. She served in this position from 1998 to 2012 and was responsible for all aspects of the company’s financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. Ms. Scherer currently serves on the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company, as well as the Board of Directors of Ultra Clean Holdings, Inc., a publicly traded developer and supplier of systems for the semiconductor capital equipment, flat panel, medical, energy and research industries. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University.

Relevant Expertise

With extensive hands-on experience in senior management roles with technology growth companies as well as public company board, committee and Audit Chair service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Other Public Company Boards

ANSYS, Inc.; Ultra Clean Holdings, Inc.

2022 PROXY STATEMENT	9

Committees: • Nominating and Corporate Governance (Chair) • Cybersecurity	Thomas H. Waechter
Director Director since: 2014 Age: 69

Biography

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter currently is a private investor. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd.

Mr. Waechter also serves as an Executive Advisor to Tensility Venture Partners and is a National Association of Corporate Directors (NACD) Board Leadership Fellow. He holds a Bachelor of Business Administration from The College of William and Mary.

Relevant Expertise

As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Other Public Company Boards

None

Vote Required and Board of Directors’ Recommendation

A nominee receiving a greater number of votes “for” his or her election than votes “against” such election will be elected as a director. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting standard applies.

Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during 2021. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. All of our directors attended the 2021 Annual Meeting of Stockholders.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, Cybersecurity, Nominating and Corporate Governance, and Software and Subscription Committees. Other than Mr. Lo and Mr. Henry, each member of our Board of Directors meets the applicable independence standards and rules of both the Nasdaq Stock Market and the Securities and Exchange Commission.

10	2022 PROXY STATEMENT

In 2021, all of our directors attended at least 96% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2021	Key Committee Functions	Meetings Held in 2021
Audit	2000	Laura J. Durr (Chair) Bradley L. Maiorino Janice M. Roberts Barbara V. Scherer

•  Evaluates the adequacy and effectiveness of internal controls over financial reporting, including our disclosure controls and procedures

•  Appoints independent registered public accounting firm

•  Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor

•  Reviews quarterly financial results, earnings releases, and financial statements in connection with filing the Company’s reports on forms 10-K and 10-Q with the Securities Exchange Commission

•  Reviews and determines the scope, roles and responsibilities of the internal audit function

•  Determines investment policy and oversees its implementation

•  Reviews code of business ethics and conflict of interest policy and related certifications

•  Oversees related party transactions policy

				9
Compensation	2000	Barbara V. Scherer (Chair) Sarah S. Butterfass Janice M. Roberts	• Administers our equity plans • Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto • Reviews and recommends general policies relating to compensation and benefits	7
Nominating and Corporate Governance	2004	Thomas H. Waechter (Chair) Shravan K. Goli(1) Jef T. Graham	• Recommends nomination of Board members • Assists with succession planning for executive management positions • Oversees and evaluates Board performance • Evaluates composition, organization and governance of the Board and its committees	6
Cybersecurity Committee	2017	Bradley L. Maiorino (Chair) Laura J. Durr Jef T. Graham Thomas H. Waechter	• Oversees IT systems policies and procedures, including enterprise cybersecurity and privacy • Oversees incident response policies and procedures • Reviews disaster recovery capabilities • Oversees IT budgetary priorities	5
Software and Subscription Committee	2020	Sarah S. Butterfass (Chair) Shravan K. Goli(2) Jef T. Graham Janice M. Roberts	• Reviews Company’s progress in software infrastructure, service offerings, and subscription models and results • Assists Company’s management in assessing relevant strategic investments and opportunities • Keeps up to date on industry and market trends • Facilitates connections with subject matter experts	5
(1)	Shravan K. Goli was a member of the Nominating and Corporate Governance Committee from October 24, 2021.

(2)	Shravan K. Goli was a member of the Software and Subscription Committee from October 24, 2021.

2022 PROXY STATEMENT	11

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each of Ms. Scherer and Ms. Durr is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. No member of the Audit Committee is an employee of NETGEAR. Ms.  Durr currently serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act and the independence standards of the applicable Nasdaq Marketplace Rules. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate. Ms. Scherer currently serves as Chair of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Mr. Waechter currently serves as Chair of our Nominating and Corporate Governance Committee.

Cybersecurity Committee

Our Board of Directors formed a Cybersecurity Committee in June 2017 and adopted its written charter in August 2017. A copy of our current Cybersecurity Committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Cybersecurity Committee is an employee of NETGEAR. Mr. Maiorino currently serves as Chair of our Cybersecurity Committee.

Software and Subscription Committee

Our Board of Directors formed a Software and Subscription Committee in January 2020 and adopted its written charter in April 2020. A copy of our current Software and Subscription committee charter is available in the investor relations section of our website at www.netgear.com. No member of the Software and Subscription Committee is an employee of NETGEAR. Ms. Butterfass currently serves as Chair of our Software and Subscription Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information—Deadline for Receipt of Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it

12	2022 PROXY STATEMENT

considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee focuses closely on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints and have deliberately sought out diverse candidates for election to the Board. As a direct result of these efforts, currently four Board members, out of seven independent Board members, are women, and three Board members are considered underrepresented minorities.

Board Diversity Matrix (As of April 4, 2022)(1)

Total Number of Directors	9

	Female	Male	Non-Binary	Did not Disclose Gender

Directors	4	5	—	—

Number of Directors who identify in Any of the Categories Below:

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	2	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	3	—	—

Two or More Races or Ethnicities	—	1	—	—

LGBTQ+	—

Did not Disclose Demographic Background	—
(1)	Jef T. Graham is not standing for re-election this year and is excluded from this matrix.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

2022 PROXY STATEMENT	13

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•

A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Mr. Waechter serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•

The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website at www.netgear.com.

•

Directors stand for re-election every year. Pursuant to our Bylaws and our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, Software and Subscription, Cybersecurity and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•

As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance was not required, all of our directors attended the 2021 Annual Meeting of Stockholders.

•

Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•

Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Environmental, Social and Governance (ESG)

NETGEAR is committed to providing our customers with high-quality products that are environmentally sound and to conducting our operations in a responsible manner. We are committed to complying with local laws and regulations across global locations and care deeply about our social impacts. As stewards of the environment, we consider and plan for the recycling, reuse, or reclamation of our products and packaging. NETGEAR continues to work proactively to reduce or eliminate hazardous materials in our products, helping to protect the health and safety of our employees, our customers, our manufacturing partners, the environment, and our communities. These commitments continue to be a driving force at NETGEAR and reflect principles deeply ingrained in our values.

We maintain sections of our website on these topics at www.netgear.com. These sections include information about our practices in regulatory and environmental compliance, corporate responsibility, diversity and inclusion, privacy, product security and ethics

We are committed to developing transparent and credible reporting on our ESG performance. In March 2022, the SEC announced proposed rules to enhance and standardize climate-related disclosures. We previously published annual sustainability reports, and we plan to publish ESG reports informed by the Sustainability Accounting Standards Board framework and any final rules adopted by the SEC in the future.

14	2022 PROXY STATEMENT

Professional Integrity

Our culture of integrity is one of our most important core values, codified in our Code of Business Ethics and our Anti-Corruption Compliance Policy. We also hold our manufacturing partners and other suppliers to similarly high standards, reflected in our Supplier Code of Conduct. These values are fundamental to how we conduct our business globally.

Diversity and Inclusion

We believe that our employee population should reflect the communities where we live and serve. We are committed to promoting and cultivating an inclusive and diverse culture that welcomes and celebrates everyone without bias. NETGEAR seeks to foster a diverse working environment with gender pay equity, representing a broad spectrum of backgrounds and cultures that promotes innovative ideas and products. We recognize that it takes true diversity and inclusion to unleash the power of each of our employees’ fullest potential. We work every day to go beyond accepting diversity—we celebrate it, support it, and cultivate it by offering employee trainings and ongoing development programs, including CEO Action for Diversity & Inclusion and Employee Resource Groups for Black employees and women.

We demonstrate diversity, equity, and inclusion at the highest levels of our company. As of April 4, 2022, 44% of the members of our Board of Directors are female, and approximately 55% of our executive management team self-identify as diverse in race, ethnicity, or gender. In addition, women represented approximately 23% in technical positions worldwide and approximately 35% in leadership roles worldwide.

Supply Chain

We promote equitable, humane treatment within our business and that of our partners. We work with our employees and suppliers closely to resolve any concerns regarding recruitment, working hours, compensation, discrimination, and freedom of association, ensuring a respectful working environment internally and externally. Additionally, NETGEAR maintains a zero-tolerance policy for forced labor and human trafficking. We believe that the best way to manage our supply chain is to work with the cooperation of suppliers through the establishment of clear expectations and protocols. We engage third-party auditors to conduct onsite supplier audits with corrective action plans should any exceptions be found. We review all audit findings with the factory’s senior management team. We verify that any specific violations found are remedied within a reasonable period of time. Each year, we audit more suppliers across our supply base.

We adhere to conflict minerals regulations in line with our annual conflict minerals statement.

Data Privacy and Product Security

NETGEAR’s mission is to be the innovative leader connecting the world to the internet. To achieve this mission, we strive to earn and maintain the trust of our customers by delivering products that will better protect the privacy and security of our customers’ data.

We appreciate having security concerns brought to our attention and are constantly monitoring our products to get in front of the latest threats. Being proactive rather than re-active to emerging security issues is a fundamental belief at NETGEAR. NETGEAR strives to keep up to date on the latest security developments by working with security researchers and companies.

Climate Change

We recognize the environmental impact of our operations and continue to seek ways to better understand, measure, and reduce our environmental footprint. Since 2014, we have participated in the Carbon Disclosure Project. In 2022, we began the process of aligning our greenhouse gas (GHG) reporting with the GHG Protocol to more accurately capture the emissions associated with our operations and complete value chain. We are also in the process of aligning our reporting with the Taskforce on Climate-Related Financial Disclosures and will continue to monitor and align with any final climate-related disclosure rules adopted by the SEC in the future.

Related Party Transactions

Review, approval or ratification of transactions with related parties

We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

2022 PROXY STATEMENT	15

The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party’s interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

2021 Related Party Transactions

We have determined that there were no related party transactions to disclose in 2021.

Indemnification

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.

Stockholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. We value our stockholders’ continued interest and feedback, and we are committed to maintaining an active dialogue to ensure that we understand our stockholders’ priorities and concerns, particularly with respect to our executive compensation practices and corporate governance policies. We endeavor to be accessible to our stockholders to address questions and concerns as they arise, as well as to pro-actively conduct outreach efforts. The Company regularly engages in substantial communications and numerous meetings with many of its significant stockholders to discuss the Company’s business strategy, its corporate governance and related efforts, and to listen to feedback from these stockholders.

Additional examples of recent outcomes from these stockholder engagement efforts include:

•

our Board’s decision to introduce performance stock units into our executive compensation program in 2020, in direct response to stockholder engagement and in furtherance of the Company’s goal of enhancing the link between compensation and performance;

•

our Board’s decision to pro-actively adopt amendments to our Bylaws and our corporate governance guidelines in 2018 to implement a more robust majority voting policy for uncontested director elections;

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2017 Annual Meeting to allow stockholders to request special stockholder meetings in certain circumstances;

•

the final design of our 2016 Equity Incentive Plan, on which we sought specific input from many of our largest institutional stockholders in advance of our 2016 Annual Meeting, where stockholders approved this new equity plan by a significant margin;

•	our Board’s decision to pro-actively adopt amendments to our Bylaws in 2016 to implement proxy access, following input from a number of our large institutional stockholders; and

•

our Board’s decision to pro-actively propose amendments to our Certificate of Incorporation and Bylaws at our 2015 Annual Meeting to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

In addition, as described further under Compensation Discussion and Analysis below, the results of our annual say-on-pay advisory votes have demonstrated consistent and significant support for our approach to executive compensation. We also consistently receive positive feedback from institutional stockholders regarding our corporate governance policies and practices.

16	2022 PROXY STATEMENT

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company’s business. Given Mr. Lo’s history as a co-founder of the Company, the Board believes this rationale is particularly strong. The Board and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Mr. Waechter has served as the lead independent director since January 2019. As the lead independent director, Mr. Waechter has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed, presiding over any portions of Board meetings at which the performance of the Board is presented or discussed, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks related thereto. The Company’s Compensation Committee is generally responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Cybersecurity Committee oversees the Company’s management of risks associated with enterprise cybersecurity and related matters. The Software and Subscription Committee manages risks related to software development and subscription services. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company’s management of this risk. The Risk Committee is led by the Company’s internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company’s various functional groups.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO and senior management also provide the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors, and periodic progress reports and reviews are provided to the Board.

2022 PROXY STATEMENT	17

Director Compensation

The Compensation Committee determines and approves non-employee director compensation. In May 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to conduct a review of non-employee director compensation in comparison to the Peer Group. Based on this review, and guidance from Frederic W. Cook & Co., Inc., the Compensation Committee approved the following increases:

Annual Cash Retainers

Effective beginning July 1, 2021, each non-employee member of the Board receives a $50,000 annual retainer, increased from $35,000. The lead independent director of the Board and members and chairpersons of each Board committee receive the additional annual retainers described below, with such increases effective beginning July 1, 2021:

•	Lead Independent Director. The lead independent director receives an additional annual retainer of $30,000, increased from $25,000.

•

Audit Committee. Each member (including the chairperson) of the Audit Committee receives an annual retainer of $15,000, increased from $12,500, and the chairperson receives an additional annual retainer of $20,000.

•

Compensation Committee. Each member (including the chairperson) of the Compensation Committee receives an annual retainer of $10,000, increased from $7,500, and the chairperson receives an additional annual retainer of $10,000.

•

Cybersecurity Committee. Each member (including the chairperson) of the Cybersecurity Committee receives an annual retainer of $10,000, and the chairperson receives an additional annual retainer of $15,000.

•

Nominating and Corporate Governance Committee. Each member (including the chairperson) of the Nominating and Corporate Governance Committee receives an annual retainer of $10,000, increased from $5,000, and the chairperson receives an additional annual retainer of $7,000, increased from $6,000.

•

Software and Subscription Committee. Each member (including the chairperson) of the Software and Subscription Committee receives an annual retainer of $10,000, increased from $7,500, and the chairperson receives an additional annual retainer of $10,000.

All retainers are paid on a quarterly basis following the end of each quarter and are pro-rated, as needed, for partial service during such period.

Equity Compensation

Annual RSU Grant. On an annual basis, each non-employee director is eligible to receive an annual grant of a number of restricted common stock units equal to $200,000 divided by the Nasdaq Stock Market closing price of the Company’s common stock on the date of the annual stockholder meeting (rounded down to the nearest whole share), which will become fully vested on the date of the following year’s annual stockholder meeting.

Initial RSU Grant. Upon joining the Board, each non-employee director is eligible to receive an initial grant of restricted common stock units, in an amount equal to the value of the annual $200,000 grant pro-rated based on the length of services provided from appointment/election to the Board until the following annual stockholder meeting. The restricted stock units, or RSUs, will become fully vested on the date of the following year’s annual stockholder meeting.

Continuing Education

In order to encourage continuing director education, the Company also has established a budget for external director education of $7,000 over a two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro-rata reimbursement of their director education expenses from each corporation that they serve. Biennially, the Company arranges a specific continuing education session for the Board, as a whole, to attend in connection with one of its regularly scheduled meetings.

Travel Expenses

The Company’s non-employee directors are entitled to reimbursement for travel (first-class domestic and business-class international airfare) and other related expenses incurred in connection with their attendance at meetings of the Board and Board committees.

18	2022 PROXY STATEMENT

Fiscal Year 2021 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2021 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

Sarah S. Butterfass(3)	70,000	199,982	—	269,982

Laura J. Durr(3)	66,250	199,982	—	266,232

Shravan K. Goli(4)	23,750	154,711	—	178,461

Jef T. Graham(3)	68,750	199,982	—	268,732

Bradley L. Maiorino(3)	81,250	199,982	—	281,232

Janice M. Roberts(3)	73,750	199,982	—	273,732

Gregory J. Rossmann(3)	77,500	199,982	—	277,482

Barbara V. Scherer(3)	85,000	199,982	—	284,982

Thomas H. Waechter(3)	94,000	199,982	—	293,982

(1)

The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2021 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, each Director had the following number of NETGEAR restricted stock units outstanding: Ms. Butterfass, 5,086 units; Ms. Durr, 5,086 units; Mr. Goli, 4,447 units; Mr. Graham, 5,086 units; Mr. Maiorino, 5,086 units; Ms. Roberts, 5,086 units; Mr. Rossmann, 0 units; Ms. Scherer, 5,086 units; and Mr. Waechter, 5,086 units.

(2)	As of December 31, 2021, none of the Directors had options outstanding.
(3)

On May 27, 2021, each of the then-serving directors was issued 5,086 restricted stock units, which vest entirely on the date of the 2022 Annual Meeting of Stockholders. There were no stock option awards made to the Directors in 2021.

(4)	On August 19, 2021, Mr. Goli was issued 4,447 restricted stock units in connection with his appointment to the Board, which vest entirely on the date of the 2022 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. In May 2021, our Compensation Committee approved revised stock ownership guidelines for our directors. The revised guidelines require our non-employee directors to own shares of NETGEAR common stock, including restricted stock, restricted stock units and similar instruments, equal in value to a minimum of 5 times the directors’ annual cash retainer, currently $250,000 (5 times $50,000). New directors have a five-year period in which to achieve the required compliance level. Shares owned directly by a director and all unvested restricted stock units are counted toward the guidelines. All of our directors were in compliance with the guidelines as of December 31, 2021.

Compensation Committee Interlocks and Insider Participation

As noted above, the Company’s Compensation Committee consists of Ms. Butterfass, Ms. Roberts and Ms. Scherer. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

2022 PROXY STATEMENT	19

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2022 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2021. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2021 and December 31, 2020:

Fee Category	2021 Fees	2020 Fees

Audit Fees	$2,435,124	$2,228,239

Audit-Related Fees	—	—

Tax Fees	649,658	621,650

All Other Fees	4,150	4,500

Total Fees	$3,088,932	$2,854,389

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.”

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool and disclosure checklist tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2022 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

20	2022 PROXY STATEMENT

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

2022 PROXY STATEMENT	21

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this Report of the Audit Committee of the Board of Directors is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which currently consists of Laura J. Durr (Chair), Bradley L. Maiorino, Janice M. Roberts and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in April 2020, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with U.S. generally accepted accounting principles (“GAAP”), their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted and as may be amended from time to time by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors’ independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 18, 2022.

Respectfully submitted by:

THE AUDIT COMMITTEE

LAURA J. DURR (CHAIR)

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

22	2022 PROXY STATEMENT

PROPOSAL THREE

APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. At the 2017 Annual Meeting of Stockholders, stockholders indicated their preference that the Company solicit a non-binding advisory vote on compensation of the Named Executive Officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our Named Executive Officers set forth in the Summary Compensation Table.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR’s performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives, and the 2021 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2021:

•	Approximately 79% of total target compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•

We granted long-term equity awards that link the interests of our Named Executive Officers with those of our stockholders, including performance stock units that generally vest over three years and only upon achievement of the Company attaining a certain number of paid subscriptions, and RSUs that generally vest over four years;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and RSU award agreements for Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors’ Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company’s executive compensation annually. The next such vote would be conducted at our 2023 Annual Meeting of Stockholders.

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

2022 PROXY STATEMENT	23

Executive Officers

Patrick C.S. Lo

Chairman and Chief Executive Officer

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Patrick founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high-speed Internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University.

David J. Henry

President and General Manager of Connected Home Products and Services and Director

David J. Henry has served as our President and General Manager of Connected Home Products and Services and as a member of the Board of Directors since July 2021. He has been with NETGEAR since July 2004, most recently serving as our Senior Vice President of Connected Home Products and Services from January 2016 to July 2017, Vice President of Product Management of our retail business unit from March 2011 to January 2016 and as our Senior Director of Product Marketing from October 2010 to March 2011. Prior to NETGEAR, Mr. Henry was a senior product manager for the high technology vertical application at Siebel Systems (acquired by Oracle Corporation). His professional experience also includes business process and information technology consulting with Deloitte Consulting. Mr. Henry received a B.S. degree in Electrical Engineering, with an emphasis on Signal Processing, from the University of Washington and an M.B.A. from the Stanford Graduate School of Business.

Bryan D. Murray

Chief Financial Officer

Bryan D. Murray has served as our Chief Financial Officer since August 2018. He has been with NETGEAR since November 2001, serving in various management roles within the finance organization. Prior to assuming the role of CFO, he served as NETGEAR’s Vice President of Finance and Corporate Controller since June 2011. Before joining NETGEAR in 2001, he worked in public accounting at Deloitte and Touche LLP. He holds a B.A. from the University of California, Santa Barbara, and is licensed as a Certified Public Accountant (inactive).

24	2022 PROXY STATEMENT

Heidi B. Cormack

Chief Marketing Officer

Heidi B. Cormack has served as our Chief Marketing Officer since July 2021 and Senior Vice President of Global Marketing from November 2017 to July 2021. She has been with NETGEAR since July 2009, serving in various management roles within the marketing organization. Prior to assuming the role of Senior Vice President of Global Marketing, Ms. Cormack served as NETGEAR’s Vice President of Corporate Marketing, and Director of Regional Marketing prior to that. Before joining NETGEAR, Ms. Cormack held positions at Virgin Mobile (Australia) PTY Limited, Red Bull Gmbh and Sony Computer Entertainment, Inc. in various marketing roles and completed business studies at the Sunshine Coast Business Academy in Australia.

Michael F. Falcon

Chief Operations Officer

Michael F. Falcon has served as our Chief Operations Officer since November 2017, Senior Vice President of Worldwide Operations and Support from January 2009 to November 2017, Senior Vice President of Operations from March 2006 to January 2009, and Vice President of Operations from November 2002 to March 2006. Prior to joining us, Mr. Falcon was at Quantum Corporation, where he served as Vice President of Operations and Supply Chain Management from September 1999 to November 2002, Meridian Data (acquired by Quantum Corporation), where he served as Vice President of Operations from April 1999 to September 1999, and Silicon Valley Group, where he served as Director of Operations, Strategic Planning and Supply Chain Management from February 1989 to April 1999. Prior to February 1989, Mr. Falcon served in management positions at SCI Systems, an electronics manufacturer, Xerox Imaging Systems, a provider of scanning and text recognition solutions, and Plantronics, Inc., a provider of lightweight communication headsets. Mr. Falcon received a B.A. degree in Economics with honors from the University of California, Santa Cruz and has completed coursework in the M.B.A. program at Santa Clara University.

Andrew W. Kim

Chief Legal Officer, Senior Vice President of Corporate Development, and Corporate Secretary

Andrew W. Kim has served as our Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary since July 2021, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary from July 2013 to July 2021, Vice President, Legal and Corporate Development and Corporate Secretary from October 2008 to July 2013, and as our Associate General Counsel from March 2008 to October 2008. Prior to joining NETGEAR, Mr. Kim served as Special Counsel in the Corporate and Securities Department of Wilson Sonsini Goodrich & Rosati, a private law firm, where he represented public and private technology companies in a wide range of matters, including mergers and acquisitions, debt and equity financing arrangements, securities law compliance and corporate governance from 2000 to 2003 and 2006 to 2008. In between his two terms at Wilson Sonsini Goodrich & Rosati, Mr. Kim served as Partner in the Business and Finance Department of the law firm Schwartz Cooper Chartered in Chicago, Illinois, and was an Adjunct Professor of Entrepreneurship at the Illinois Institute of Technology. Mr. Kim holds a J.D. from Cornell Law School, and received a B.A. degree in history from Yale University.

2022 PROXY STATEMENT	25

Vikram Mehta

Senior Vice President, SMB Products and Services

Vikram Mehta has served as our Senior Vice President of SMB Products and Services since January 2020 and previously served as our consultant from July 2019 to December 2019. From May 2015 to January 2020, Mr. Mehta served as Managing Director of Pacific Venture Advisors, a technology and management consulting company. Prior to that, from October 2013 to April 2015, he served as President and Chief Executive Officer at Kaazing Corporation, a venture funded IoT software company. Prior to Kaazing and subsequent to IBM’s acquisition of BLADE Network Technologies, Inc. (“BLADE”), Mr. Mehta served as Vice President of System Networking, STG, at IBM, from January 2011 to April 2013. Mr. Mehta served as Founder, President and Chief Executive Officer of BLADE, a networking company, from its inception in February 2006 to its acquisition by IBM in December 2010. Prior to that, Mr. Mehta worked at a number of technology companies, including Hewlett-Packard Company, where he served in various management positions in sales, marketing, and General Management in the U.S., Asia, and Australia, Nortel Networks, Alteon WebSystems (acquired by Nortel Networks) and Ensim Corporation (acquired by Ingram Micro). Mr. Mehta received a B.S. degree in Electrical Engineering from Birla Institute of Technology.

Mark G. Merrill

Chief Technology Officer

Mark G. Merrill is our co-founder and has served as our Chief Technology Officer since March 2015. Previously, Mr. Merrill served as our Senior Vice President of Advanced Engineering from February 2013 to February 2015 and as our Chief Technology Officer from January 2003 to April 2013. From September 1999 to January 2003, he served as Vice President of Engineering and served as Director of Engineering from September 1995 to September 1999. Mr. Merrill received both a B.S. degree and an M.S. degree in Electrical Engineering from Stanford University.

Tamesa T. Rogers

Chief People Officer

Tamesa T. Rogers has served as our Chief People Officer since July 2021, Senior Vice President, Human Resources from July 2013 to July 2021, Vice President, Human Resources from January 2009 to July 2013, Director, Worldwide Human Resources from September 2006 to January 2009 and as our Senior Human Resources Manager from December 2003 to September 2006. From March 2000 to December 2003, Ms. Rogers worked at TriNet Employer Group, a professional employer organization, as a Human Resources Manager, providing HR consulting to technology companies throughout Silicon Valley. Prior to TriNet, Ms. Rogers served in various human resources functions in several Northern California companies. Ms. Rogers received a B.A. in Communication Studies from the University of California, Santa Barbara and an M.S. in Counseling from California State University, Hayward.

26	2022 PROXY STATEMENT

Michael A. Werdann

Chief Revenue Officer

Michael A. Werdann has served as our Chief Revenue Officer since July 2021, Senior Vice President of Worldwide Sales from October 2015 to July 2021, Worldwide Senior Vice President of Sales for Consumer Products from March 2015 to October 2015 and Vice President of Americas Sales from December 2003 to March 2015. Since joining us in 1998, Mr. Werdann has served as our United States Director of Sales, E-Commerce and DMR from December 2002 to December 2003 and as our Eastern Regional Sales Director from October 1998 to December 2002. Prior to joining us, Mr. Werdann worked for three years at Iomega Corporation, a computer hardware company, as a Sales Director for the value-added reseller sector. Mr. Werdann holds a B.S. Degree in Communications from Seton Hall University.

Dr. Martin D. Westhead

Chief Technology Officer of Software

Martin D. Westhead, Ph.D. has served as our Chief Technology Officer of Software since December 2019. Prior to joining NETGEAR, Dr. Westhead was with Groupon from March 2014, where he became VP Engineering for Consumer Engineering team, responsible for the company’s end-to-end customer experience on mobile and web. Prior to Groupon, Dr. Westhead led several software organizations, including at Ning, a social network startup, and Avaya, a telephony company, and founded two companies in network management tools. He lectured for Stanford’s Continuing Studies Business Department. Dr. Westhead received his B.S. and Ph.D. degrees from the Department of AI and Computer Science in the University of Edinburgh, U.K.

2022 PROXY STATEMENT	27

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO THE NETGEAR, INC. 2003 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). Currently, a total of 2,000,000 shares of our common stock are authorized for sale under the Purchase Plan, of which 120,712 shares remained available for sale as of April 4, 2022. The Purchase Plan is a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees and is one of the primary programs through which our employees may achieve ownership in the Company and thereby share in the success of our Company. Therefore, the Board has approved an amendment to the Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 1,000,000 shares to a total of 3,000,000 shares, subject to stockholder approval at the Annual Meeting. As of April 4, 2022, without giving effect to the proposed amendment, a total of 120,712 shares were available for sale under the Purchase Plan. The Purchase Plan is not being amended in any other material respect.

Summary of the Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix A to this proxy statement.

General

The Purchase Plan was originally adopted by the Board in April 2003 and approved by our stockholders in July 2003. The Board approved an amendment to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 500,000 shares and stockholders approved this amendment at the 2009 Annual Meeting. In 2016, the Board approved another amendment to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 1,000,000 shares and stockholders approved this amendment at the 2016 Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock through payroll deductions.

Shares Available for Issuance

If our stockholders approve this proposal, an additional 1,000,000 shares of our common stock (for a total of 3,000,000 shares) will be authorized for sale under the Purchase Plan.

Administration

The Board or a committee appointed by the Board (referred to herein as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Generally, each of the Company’s (or the Company’s designated subsidiaries) common law employees whose customary employment with the Company (or one of the Company’s designated subsidiaries) is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own or have the right to purchase 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any parent or subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s or any parent or subsidiary of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. As of April 4, 2022, approximately 704 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.

Offering Period

Unless the Administrator determines otherwise, each offering period under the Purchase Plan will have a duration of approximately six (6) months, commencing on the first trading day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding trading day if August 15 or February 15 is not a trading day.

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To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan, which may not exceed 10% of a participant’s eligible compensation (which generally includes base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation) during the offering period, unless the Administrator provides otherwise. During an offering period, a participant may increase or decrease the rate of payroll deductions in an offering period within limits set by the Plan and the Administrator.

Once an employee becomes a participant in the Purchase Plan, the employee continues to participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. On the first trading day of each offering period, each participant is granted an option to purchase shares of the Company’s common stock. The option expires at the end of the offering period, or potentially earlier in connection with an employee’s termination (described below), but is exercised on the last trading day of the offering period to the extent of the payroll deductions accumulated during such offering period.

Purchase Price

Unless and until the Administrator determines otherwise, the per share purchase price is 85% of the fair market value of a share of common stock on the first trading day or the last trading day of the offering period, whichever is lower. The fair market value of common stock on any relevant date generally will be the closing sales price per share as reported on any established stock exchange or a national market system, as quoted on such exchange or system, as reported in The Wall Street Journal or such other source the Board deems reliable.

Payment of Purchase Price; Payroll Deductions

The number of whole shares of common stock that a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s eligible compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares each offering period.

Non-Transferability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary) by the participant.

Withdrawal

Generally, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Purchase Plan for an offering period at any time prior to the last trading day of the offering period without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from an offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the Company.

Termination of Employment

Upon termination of a participant’s employment for any reason, including death or disability, he or she will be deemed to have elected to withdraw from the Purchase Plan and any payroll deductions credited to the participant’s account (to the extent not yet used to make a purchase of the Company’s common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control

Changes in Capitalization. Subject to any required action by our stockholders, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other change in the number of shares of our common stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), proportionate adjustments will be made to the purchase price per share and the number of shares of common stock covered by each option under the Purchase Plan (which has not yet been exercised), as well as to the number of the shares available for purchase under the Purchase Plan and the per-person numerical limits on the number of shares that may be purchased under the Purchase Plan.

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Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date on which such offering period will end, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering period then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change of Control. In the event of a “change of control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, any offering periods then in progress will be shortened by setting a new exercise date on which such offering period will end. The new exercise date will be prior to the change of control. Further, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Purchase Plan.

The Purchase Plan will continue in effect until terminated in accordance with the terms of the Purchase Plan. The Administrator may at any time terminate or amend the Purchase Plan. Except as otherwise provided in the Purchase Plan, the termination of the Purchase Plan cannot affect purchase rights previously granted under the plan except as provided by the Purchase Plan, provided that an offering period may be terminated by the Administrator on any exercise date if the Administrator determines that the termination of the Purchase Plan is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule, the Company will obtain stockholder approval of an amendment or termination in a manner and to the degree required. Without stockholder approval, and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to the amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Purchase Plan. In addition, in the event the Administrator determines the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the Purchase Plan to reduce or eliminate such accounting consequences.

Participation in Purchase Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the amended Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during the last fiscal year under the Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase. As of April 4, 2022, the closing price of one share of NETGEAR, Inc. common stock was $24.27.

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Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price	Fair Market Value at Date of Purchase

Patrick C.S. Lo Chairman and Chief Executive Officer	759	$27.98	$43.65

Bryan D. Murray Chief Financial Officer	742	$28.12	$43.04

David J. Henry President, General Manager of Connected Home Product and Services	758	$27.99	$43.62

Andrew W. Kim Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary	693	$28.57	$40.99

Michael A. Werdann Chief Revenue Officer	759	$27.98	$43.65

All current executive officers, as a group	4,490	$28.40	$41.77

All directors who are not executive officers, as a group	—	—	—

All employees who are not executive officers, as a group	166,666	$28.73	$40.26

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. The amount of such ordinary income will be added to the participant’s basis in the shares and any additional gain or loss will be treated as long-term capital gain or loss. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares and any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of shares present in person or virtually or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares to a total of 3,000,000 shares.

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COMPENSATION DISCUSSION AND ANALYSIS

Contents

Executive Summary	Page 32
General Compensation Philosophy	Page 34
Designing a Competitive Compensation Package	Page 35
Compensation Committee Consultant	Page 36
Setting the Pay Mix	Page 36
Other Compensation Policies and Information	Page 41

Executive Summary

This Compensation Discussion and Analysis provides information about our executive compensation philosophy, the principles that govern our executive compensation program, the key elements of the 2021 executive compensation program for our Named Executive Officers, or NEOs, and how and why our independent Compensation Committee determined the compensation elements that comprised our 2021 executive compensation program. Our NEOs for 2021 include our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers:

Patrick C.S. Lo Chairman and Chief Executive Officer	Bryan D. Murray Chief Financial Officer	David J. Henry President & General Manager of Connected Home Products and Services and Member of Board of Directors (since July 2021)	Andrew W. Kim Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary (since July 2021)	Michael A. Werdann Chief Revenue Officer (since July 2021)

2021 Financial and Operational Highlights

We are a global company that delivers innovative, advanced networking technologies and Internet connected products to consumers, businesses and service providers. Our products are designed to simplify and improve people’s lives. Our goal is to enable people to collaborate and connect to a world of information and entertainment. We remain committed to building value through pursuing profitable growth opportunities in each of our Connected Home and Small and Medium Business segments, while simultaneously maintaining financial discipline and driving innovation through continual investment in research and development. We also have maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We are led by our co-founder/CEO, Patrick C.S. Lo, and an accomplished team of executives who have extensive experience in the advanced networking industry. The team has grown NETGEAR to be the leader in the U.S. retail WiFi and SMB switch markets we serve, continually releasing next-generation products and services to fortify our competitive position, improve our customers’ connectivity and experience, and create value for our stockholders. Our team is focused on executing our strategy for growth, including anticipating and driving technology inflections, creating new product categories, and increasing our service subscriber base to provide recurring service revenue.

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Fiscal 2021 was a challenging year in many respects due to the ongoing COVID-19 pandemic and supply challenges, yet we were able to successfully navigate most of these challenges, demonstrating the strength of our strategy. Key financial metrics and selected operational highlights include:

✓ Fiscal 2021 net revenue of $1.17 billion;
✓ Fiscal 2021 GAAP operating income of $66.6 million;
✓ Fiscal 2021 GAAP net income per diluted share of $1.59;
✓ Finished the year with 584,000 paid subscribers;
✓ 27% year over year growth in SMB, led by strong growth in Pro-AV and wireless lan products
✓ Maintained market leading position in consumer WiFi products and switches sold through U.S. retail and finished the year as the category leader in premium retail WiFi products.

Compensation Overview

Our independent Compensation Committee makes compensation decisions for our executive officers. The Compensation Committee recognizes our need to retain our NEOs and other executive officers and to motivate them to meet or exceed short-term goals and long-term objectives, while also creating sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2021 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over a sustained period. We believe the compensation program for our NEOs is instrumental in driving our focus on this long-term growth and strong financial performance, particularly because our approach placed a significant percentage of their compensation at-risk and correspondingly rewarded them when they achieved objectives and delivered stockholder value.

In 2021, our Compensation Committee continued to include performance stock units, or PSUs, as a meaningful portion of long-term incentive compensation for executive officers. The PSUs granted in 2021 have a 3-year performance period and will vest based on the achievement of the Company attaining a certain number of paid subscriptions.

The compensation of our NEOs consists of three main elements:

Compensation is based on overall company performance as well as individual performance. We seek to position total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below, which reflects the highly competitive market in which we operate. We believe that all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

For 2021, our NEOs received payments under our annual cash incentive plan based on the Company’s 2021 financial results. We also granted to our NEOs the PSUs described above and awards of restricted stock units, or RSUs.

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The charts below depict the total target direct compensation for our Chief Executive Officer and for our other NEOs as a group, based on their 2021 base salaries, target annual cash incentive opportunities and grant date fair value of equity awards, as reported in the applicable Executive Compensation Tables following this Compensation Discussion and Analysis:

Executive Compensation Practices

NETGEAR’s Compensation Committee emphasizes the following best practices in compensation-related governance:

What We Do	What We Don’t Do

✓  Employ a pay-for-performance philosophy reflected in program design and target pay levels

✓  Set challenging targets for executive officers to earn cash incentives

✓  Rely on an independent Compensation Committee and engage an independent compensation consultant

✓  Maintain stock ownership guidelines for executive officers and directors

✓  Maintain a clawback policy

✓  Engage regularly with stockholders

×   No guaranteed bonuses

×   No compensation plans that encourage excessive risk taking

×   No executive benefits or perquisites outside of participation in broad-based plans

×   No strict benchmarking of compensation to a specific percentile of our peer group

×   No tax gross-ups

×   No short sales, hedging or pledging of stock ownership positions and transactions involving derivatives of our common stock

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, teamwork and integrity, supporting employee engagement and motivating management to achieve returns for our stockholders. Our Compensation Committee also oversees the Company’s efforts to promote diversity and inclusion in its workforce, as it relates to compensation matters, and oversees management’s efforts to foster a desired corporate culture that aligns with the Company’s values and strategy. For example, the Compensation Committee analyzes pay equity on a regular basis to ensure that employees are compensated equitably across the workforce. Our Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short-term and long-term operating objectives, such as growth of sales, operating margins and earnings per share, paid subscribers, market share, long-term

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competitive advantage and, ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will reflect our operating performance over the long-term, and ultimately, the management of the Company by our executives.

We annually hold a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs at our 2021 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2021, we also were mindful of the strong support our stockholders expressed at (1) our 2020 Annual Meeting, where approximately 88% of stockholder votes cast were in favor of our say-on-pay resolution, (2) our 2019 Annual Meeting, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution, (3) our 2018 Annual Meeting, where approximately 87% of stockholder votes cast were in favor of our say-on-pay resolution, and (4) our 2017 Annual Meeting, where approximately 92% of stockholder votes cast also were in favor of our say-on-pay resolution. As discussed above under “Proposal One—Stockholder Engagement,” we greatly value regular input from our stockholders, particularly with respect to our executive compensation practices. Consistent with this commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executives and our stockholders. The Compensation Committee considered the results of these recent say-on-pay votes, investor input and current market practices. As a result, our Compensation Committee retained our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value, and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Compensation Objectives and Philosophy
Objectives	The executive compensation program is designed to attract and retain highly qualified executive officers, reward individual contribution, loyalty, teamwork and integrity, and motivate management to achieve returns for stockholders. Programs are geared for short-and long-term performance with the goal of increasing stockholder value over the long term.
Philosophy

The Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive awards, and long-term incentive awards, at or near the market median. Performance of executives is considered in light of general economic conditions, the Company and industry, and competitive conditions when determining overall compensation.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee’s approach emphasizes setting total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at or near the median of our peer group (the “Peer Group”). For 2021 compensation comparison purposes, the Peer Group was reviewed and updated in the first half of 2021 by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, with input from our Chief Executive Officer and our Compensation Committee and final approval by the Compensation Committee. The 2021 updates to our Peer Group relative to 2020 included removing Fortinet, Inc., based on its higher market capitalization. The 2021 updates also included adding three new companies, GoPro, Inc., Ribbon Communications Inc., and Sonos, Inc., each of which met the objective size and industry criteria as well as other factors that the Compensation Committee deemed relevant. The Peer Group for 2021 consists of 19 U.S. publicly traded companies from the computer peripheral, communications equipment, and consumer electronics industries of relatively similar annual revenue and market capitalization as compared to us:

COMPENSATION PEER GROUP
ADTRAN, Inc. CalAmp Calix Ciena Corporation Comtech Telecommunications EchoStar Corporation Extreme Networks, Inc. F5 Networks, Inc. GoPro, Inc. Infinera Corp.	Logitech International S.A. Lumentum Holdings Inc. NetScout Systems, Inc. Plantronics, Inc. Ribbon Communications Inc. Sonos, Inc. Super Micro Computer, Inc. ViaSat, Inc. Viavi Solutions Inc.

For companies within the Peer Group, the median annual revenue at the time of review in January 2021 was approximately $1.38 billion, the median operating income was approximately $98 million, and the median market capitalization (twelve-month average) was approximately

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$2.13 billion. Relative to the Peer Group at the time of review, the Company ranked at approximately the 47th percentile by revenue (trailing four quarters), the 50th percentile by operating income (trailing four quarters), and at the 13th percentile by market capitalization (twelve-month average).

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and our independent third-party compensation consultant. The Compensation Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of its independent compensation consultant in executive session without the CEO, or any other member of management, present. The Compensation Committee also consults with the other independent members of the Board regarding CEO compensation, without the CEO or other management present. The Compensation Committee then independently reviews and approves the compensation for Named Executive Officers and other executive officers.

	Component	Primary Purpose

	Base Salary	Target base salaries for Named Executive Officers at or near the median of the Peer Group to provide a fixed pay element and facilitate a competitive recruitment and retention strategy.

Performance-Based	Annual Incentive Compensation

Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to earn a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. Mr. Werdann participates in a sales commission plan and is eligible to receive a cash commission based upon a modified measure of net revenue and profit contribution achieved by the Company relative to target objectives derived from the Company’s annual operating plan and established at the beginning of the calendar year.

Long-Term Incentive Compensation

We provide equity-based long-term incentives to link compensation with shareholder value, drive long-term performance, and support retention. In 2021, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals.

Compensation Committee Consultant

The Compensation Committee engaged Frederic W. Cook & Co., Inc., an independent third-party compensation consulting firm, to assist in updating the Peer Group in 2021 and in gathering industry compensation data. The consultant reports directly to the Compensation Committee but was authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which address any actual or potential conflicts or relationships between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other service to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Target total direct compensation (i.e., base salary, annual cash incentive and long-term incentive) is generally targeted at or near the median total direct compensation of the Peer Group for Named Executive Officers. By targeting this median, our Compensation Committee intends to set an overall compensation package that is competitive and also within reasonable market parameters, with the goal of motivating and retaining our executives for the long-term success of the Company. Comparing the

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elements of total target direct compensation for 2021, base salary comprises approximately 21% of the pay mix, target annual incentive compensation comprises approximately 18% of the pay mix, and long-term incentive compensation comprises approximately 61% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

Base Salary

We generally target base salaries for Named Executive Officers at or near the median of the Peer Group to facilitate a competitive recruitment and retention strategy, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Our Compensation Committee uses its judgment and experience to set individual target compensation higher or lower than the Peer Group median based on performance, scope/strategic impact of role, retention and internal equity. Increases in base salary reflect assessed performance, providing a performance link to this fixed compensation element. Base salaries are generally reviewed and approved by the Compensation Committee each year.

Accordingly, the Compensation Committee reviewed and determined base salaries for applicable Named Executive Officers in July 2021 to be effective as of July 1, 2021. The following lists the Named Executive Officer base salary increases approved in 2021:

NEO	Updated Base Salary	Percentage Increase	Effective Date
Patrick C.S. Lo	$949,505	3%	July 1, 2021
Bryan D. Murray	$499,845	20%	July 1, 2021
David J. Henry	$522,268	15%	July 1, 2021
Andrew W. Kim	$507,539	6%	July 1, 2021
Michael A. Werdann	$551,410	6%	July 1, 2021

Each NEO received a base salary increase in the range of 3% to 6%, other than Messrs. Murray and Henry, who received increases of 20% and 15%, respectively. Mr. Murray’s larger percentage increase was due to his experience and performance as CFO and his base salary being substantially lower than the Peer Group median. Mr. Henry’s larger percentage increase was due to his promotion to President & General Manager of Connected Home Products and Services of NETGEAR and addition to the Board.

Annual Incentive Compensation

2021 Target Cash Bonus. Our Named Executive Officers, other than Mr. Werdann, participate in our executive bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter-term objectives for growth in sales, operating margins and earnings per share, and market share. For purposes of our 2021 executive bonus plan, non-GAAP operating income is equal to our GAAP operating income after excluding bonus expense, amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.

Under the 2021 executive bonus plan, the target bonus amounts for our CEO, CFO, Mr. Henry, and other participating executive officers were 120%, 75%, 75%, and 60% of their respective average base salaries. Our CEO’s target bonus amount was increased from 115% of his average base salary to align with the median of the Peer Group, and Mr. Henry’s target bonus amount was increased from 60% of his average base salary due to his promotion to President & General Manager of Connected Home Products and Services of NETGEAR and his appointment to the Board of Directors in mid-2021. Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of approximately $108.9 million in non-GAAP operating income for 2021. If non-GAAP operating income exceeded this threshold, then a bonus of 30% of an individual’s target bonus would become eligible to be earned, subject to other bonus plan conditions. If the Company exceeded a secondary target of approximately $131.1 million in non-GAAP operating income for 2021, then 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts in each period, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 180%, 112.5%, 112.5% and 90% of the respective average base salaries of our CEO, CFO, Mr. Henry and other participating executive officers.

2022 PROXY STATEMENT	37

The table below shows the 2021 target bonus amounts for each participating NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Target Bonus as a % of Salary	Target 2021 Bonus as a Cash Amount
Patrick C.S. Lo	120%	$1,122,949
Bryan D. Murray	75%	$343,258
David J. Henry	75%	$366,365
Andrew W. Kim	60%	$295,976
Michael A. Werdann	N/A	N/A

We believe that these non-GAAP operating income targets were set at appropriate levels based on market and industry expectations at that time and our applicable 2021 operating plan reviewed and approved by our Board of Directors, and that while challenging, each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive’s achievement of his or her individual annual objectives (taking into account input by the Chief Executive Officer regarding each officer’s individual performance factors over the year, other than himself) or other factors that the Compensation Committee deems relevant.

2021 Cash Incentive Plan Bonus Payments.

The Company achieved annual non-GAAP operating income (as calculated under the 2021 executive bonus plan) of $109.1 million for 2021, which resulted in plan funding equal to 30% of target and the following bonus amounts were approved by our Compensation Committee:

NEO	Target 2021 Incentive Compensation	Total 2021 Cash Incentive Compensation Paid (at 30% of target)
Patrick C.S. Lo	$1,122,949	$336,885
Bryan D. Murray	$343,258	$102,977
David J. Henry	$366,365	$109,910
Andrew W. Kim	$295,976	$88,793
Michael A. Werdann	N/A	N/A

The chart below illustrates the target and actual achievement of the 2021 executive bonus plan:

2021 Sales Commission Plan for Mr. Werdann. As our Chief Revenue Officer, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2021. Mr. Werdann’s overall cash compensation package is structured to provide him with a targeted 60%/40% split between base salary and sales commissions. As a result, Mr. Werdann’s annual aggregate

38	2022 PROXY STATEMENT

sales commissions are targeted as an amount equal to approximately 67% of his fiscal year base salary. The 2021 sales commission plan for Mr. Werdann was based upon a modified measure of net revenue and profit contribution achieved by the Company, measured on a quarterly basis, with target objectives derived from the Company’s 2021 annual operating plan approved by our Board of Directors at the beginning of 2021. Net revenue is typically measured with reference to point of sale as reported by NETGEAR’s channel partners, less returns and related marketing spending. Profit contribution is calculated for the worldwide business under Mr. Werdann’s sales leadership and is comprised of net revenue less associated product costs and direct selling costs. The aggregate Company net revenue and profit contribution targets for 2021 were approximately $1.24 billion and $0.47 billion, respectively. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measures, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2021 sales commission plan, set at 200% of total target earnings (salary and commissions). The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan was 87% in 2021.

The table below shows the 2021 target sales commission amount for Mr. Werdann as a percentage of base salary and as a corresponding cash amount:

NEO	Target Sales Commissions as a Percentage of Salary	Target 2021 Sales Commissions as a Cash Amount
Michael A. Werdann	67%	$357,203

The table below summarizes the target and total cash sales commissions paid to Mr. Werdann for 2021.

NEO	Target 2021 Cash Incentive Compensation	Total 2021 Cash Incentive Compensation Paid (at 87% of target)	Total 2021 Cash Incentive Compensation Paid as a percentage of salary
Michael A. Werdann	$357,203	$310,770	58	%(1)

(1)

The relatively higher performance achievement by Mr. Werdann compared to executive officers who participated in the 2021 executive bonus plan is mainly due to Mr. Werdann’s sales commission plan being based on revenue and profit contribution, with greater proportionate weighting attributed to revenue achievement. The 2021 executive bonus plan by contrast was based on Non-GAAP operating income performance.

Long-Term Incentive Compensation

2021 Equity Awards. We have historically provided long-term incentives through our 2006 Plan and 2016 Plan. Equity grants have been granted in the past under these plans to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. In recent years, we have granted a mixture of equity award types, including stock options and RSUs. In 2021, we continued to include PSUs in our executive compensation program, in furtherance of the Compensation Committee’s goal of enhancing the link between compensation and performance against long-term performance goals. Our time-based equity awards generally vest over four years to retain executives and to reward long-term performance, while our PSUs are subject to a three-year performance period (January 1, 2021—December 31, 2023) and an approximately three-year vesting period (from the grant date). We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases, and in the case of PSUs, are tied to our long-term performance objectives. In the case of RSUs and PSUs, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan primarily focuses on achievement of shorter-term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer-term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee primarily relies on input from two sources to determine the amount of equity awards to be granted: research from the Compensation Committee consultant and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and market grant levels by our Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the NEOs, other than himself, with a review of the prior year’s grants as the baseline starting point as well as the individual performance factors demonstrated by such officer over the prior year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

2022 PROXY STATEMENT	39

Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Compensation Committee but are typically granted during in-person meetings, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting equity awards based on the timing of disclosure of material information to the public.

In July 2021, as part of our regular annual review cycle, our Compensation Committee granted our NEOs a number of RSUs subject to time-based vesting based on the following split between time-based RSUs and PSUs (on a share-equivalent basis):

•	Chief Executive Officer: 25% time-based RSUs / 75% PSUs; and

•	NEOs other than the CEO: 75% time-based RSUs / 25% PSUs.

The numbers of annual RSUs granted to our NEOs in July 2021 were as follows:

NEO	RSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	26,250	$986,475
Bryan D. Murray	33,750	$1,268,325
David J. Henry	18,750	$704,625
Andrew W. Kim	18,750	$704,625
Michael A. Werdann	18,750	$704,265

The above RSUs vest over four years from grant, with 25% of the total award vesting on each anniversary of the vesting commencement date.

The target number of PSUs granted to our NEOs in July 2021 were as follows:

NEO	PSUs (#)	Grant Date Fair Value ($)
Patrick C.S. Lo	78,750	$2,959,425
Bryan D. Murray	11,250	$422,775
David J. Henry	6,250	$234,875
Andrew W. Kim	6,250	$234,875
Michael A. Werdann	6,250	$234,875

The number of PSUs that will become eligible to vest will not exceed 150% of the target number of PSUs and will be calculated based on paid subscriptions at the end of 2023, as follows:

Paid Subscriptions at 12/31/2023	PSUs Eligible to Vest (as a % of the Target PSUs)
1,812,500	150%
1,450,000	100%
1,087,500	50%

If the number of paid subscriptions falls between any of the thresholds above, then the number of PSUs that become eligible to vest will be calculated through linear interpolation between the payout percentages for the two thresholds.

Each NEO’s PSUs that become eligible to vest (if any) will vest on July 31, 2024, subject to the NEO’s continued service through that date. In addition, the PSUs are subject to vesting acceleration upon certain terminations of the NEO’s employment, as described further in the “Potential Payments Upon Termination or Change in Control” section below.

40	2022 PROXY STATEMENT

Other Compensation Policies and Information

Employee Benefits and Perquisites

We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, flexible spending accounts, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive equity awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. Subject to the discretion of the Compensation Committee and/or the independent members of the Board, the clawback provision provides for a forfeiture of previously paid cash bonus amounts or previously awarded equity awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual equity award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. The applicable Named Executive Officer would be required to forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma equity award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own six times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and all unvested RSUs are counted toward the guidelines. As of December 31, 2021, all of our NEOs were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company’s securities and from investing in derivatives of the Company’s securities.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and certain other highly compensated officers. For tax years beginning before January 1, 2018, remuneration in excess of $1 million may be deducted if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that has not been subsequently materially modified.

We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of NETGEAR and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code.

2022 PROXY STATEMENT	41

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

42	2022 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than in NETGEAR’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

BARBARA V. SCHERER (CHAIR)

JANICE M. ROBERTS

SARAH S. BUTTERFASS

2022 PROXY STATEMENT	43

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for 2021 (our “Named Executive Officers”), for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)(2)	Non-Equity Incentive Plan Compensation(2)(3)		All Other Compensation		Total

Patrick C.S. Lo, Chairman and Chief Executive Officer	2021	$935,791	$—	$3,945,900	$—	$336,885		$3,300	(4)	$5,221,876
	2020	$921,850	$—	$2,875,950	$—	$1,201,494		$3,000		$5,002,294
	2019	$921,850	$—	$1,596,600	$1,677,166	$—		$22,536		$4,218,152

Bryan D. Murray, Chief Financial Officer	2021	$457,677	$—	$1,691,100	$—	$102,977		$3,300	(4)	$2,255,054
	2020	$408,769	$—	$836,225	$—	$347,486		$3,000		$1,595,480
	2019	$384,422	$—	$532,200	$437,522	$—		$64,958		$1,419,102

David J. Henry, President and General Manager of Connected Home Products and Services	2021	$488,487	$—	$939,500	$—	$109,910		$3,300	(4)	$1,541,197
	2020	$447,532	$—	$643,250	$—	$304,350		$3,000		$1,398,132
	2019	$434,497	$—	$399,150	$364,601	$—		$70,834		$1,269,082

Andrew W. Kim, Chief Legal Officer, Senior Vice President of Corporate Development, and Corporate Secretary	2021	$493,292	$—	$939,500	$—	$88,793		$3,300	(4)	$1,524,885
	2020	$471,837	$—	$643,250	$—	$320,880		$3,000		$1,438,967
	2019	$455,924	$—	$399,150	$364,601	$—		$72,312		$1,291,987

Michael A. Werdann, Chief Revenue Officer	2021	$535,932	$—	$939,500	$—	$310,770	(5)	$3,300	(4)	$1,789,502
	2020	$512,623	$—	$643,250	$—	$605,577	(5)	$3,000		$1,764,450
	2019	$495,335	$—	$399,150	$291,681	$296,451	(5)	$79,347		$1,561,964

(1)

The amounts reported in this column represent the aggregate value of the stock awards and option awards granted to the Named Executive Officers, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. For a discussion of fair value for stock awards and the valuation assumptions for stock options, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Please see the “Grants of Plan-Based Awards” table below for more information regarding the awards we granted in 2021.

For fiscal years 2021 and 2020, the amounts shown include grant date fair values of the PSUs granted in fiscal years 2021 and 2020 at target achievement, respectively. Assuming the highest levels of performance are achieved, the values of these PSUs, based on the closing price for our common stock on the Nasdaq Global Select Market on the grant date of the PSUs in 2021 and 2020, respectively, were as follows: Mr. Lo, $4,439,138 and $3,333,388; Mr. Murray, $634,163 and $343,931; Mr. Henry, $352,313 and $264,563; Mr. Kim, $352,313 and $264,563; and Mr. Werdann, $352,313 and $264,563.

(2)	The amounts set forth in these columns are subject to clawback provisions. Please see “Compensation Discussion and Analysis—Other Compensation Policies and Information—Clawback Policy” above.
(3)

Except as otherwise noted, Non-Equity Incentive Plan Compensation consists of cash paid pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder.

(4)

The amounts represent matching contributions of $3,000 under our 401(k) plan that were earned in 2021 and paid in February 2022 and $300 stipend related to work-from-home business expenses paid in March 2021.

(5)	The amount represents commissions earned under Mr. Werdann’s annual sales commission plan.

44	2022 PROXY STATEMENT

Grants of Plan-Based Awards in Fiscal Year 2021

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2021. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Patrick C.S. Lo	—	(2)	$—	$1,122,949	$1,684,424

	7/16/2021	(3)							26,250	—	$—	$986,475

	7/16/2021	(4)				39,375	78,750	118,125	—	—	$—	$2,959,425

Bryan D. Murray	—	(2)	$—	$343,258	$514,887

	7/16/2021	(3)							33,750	—	$—	$1,268,325

	7/16/2021	(4)				5,625	11,250	16,875	—	—	$—	$422,775

David J. Henry	—	(2)	$—	$366,365	$549,548

	7/16/2021	(3)							18,750	—	$—	$704,625

	7/16/2021	(4)				3,125	6,250	9,375	—	—	$—	$234,875

Andrew W. Kim	—	(2)	$—	$295,976	$443,963

	7/16/2021	(3)							18,750	—	$—	$704,625

	7/16/2021	(4)				3,125	6,250	9,375	—	—	$—	$234,875

Michael A. Werdann	—	(5)	$—	$357,203	$1,786,373

	7/16/2021	(3)							18,750	—	$—	$704,625

	7/16/2021	(4)				3,125	6,250	9,375	—	—	$—	$234,875

(1)

These amounts represent the grant date fair values of the awards without regard to vesting. For RSUs, the amount represents the grant date fair value of each equity award computed in accordance with accounting guidance under ASC 718. For PSUs, the amount represents the grant date fair value of each equity award at the target payout level computed in accordance with accounting guidance under ASC 718. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding the valuation of equity awards.

(2)

These potential payouts for the fiscal 2021 were pursuant to the overall terms of the Company’s Executive Bonus Plan and the annual terms and conditions established thereunder. The payout that could have been earned by the Named Executive Officers was dependent upon the Company’s level of non-GAAP operating income achieved during 2021 and was subject to reduction by the Compensation Committee based upon the Named Executive Officer’s achievement of his individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the Executive Bonus Plan only if the Company achieves a certain level of operating income.

(3)

These RSU awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates.

(4)	These PSU awards will vest on July 31, 2024 if performance conditions are met. The number of PSUs that vest could range from 0% to 150% of the target number of PSUs.
(5)	Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2021 annual sales commission plan.

2022 PROXY STATEMENT	45

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

			Option Awards				Stock Awards
Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Patrick C.S. Lo	ARLO	5/16/2013	216,983	—	$6.68	5/16/2023	—	$—	—		$—

	NTGR	6/3/2014	16,554	—	$19.32	6/3/2024	—	$—	—		$—

	ARLO	6/3/2014	199,966	—	$6.67	6/3/2024	—	$—	—		$—

	NTGR	6/2/2015	16,554	—	$18.58	6/2/2025	—	$—	—		$—

	NTGR	3/24/2016	19,038	—	$23.48	3/24/2026	—	$—	—		$—

	ARLO	3/24/2016	229,961	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	114,232	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	229,961	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	111,852	2,380	$41.67	1/25/2028	—	$—	—		$—

	NTGR	1/25/2018	—	—	$—	—	10,000	$292,100	—		$—

	ARLO	1/25/2018	225,170	4,791	$14.39	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	—	—	$—	—	19,803	$207,733	—		$—

	NTGR	7/19/2019	104,218	68,282	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	30,000	$876,300	—		$—

	NTGR	4/17/2020	—	—	$—	—	19,688	$575,086	—		$—

	NTGR	7/17/2020	—	—	$—	—	—	$—	78,750	(5)	$2,300,288

	NTGR	7/16/2021	—	—	$—	—	26,250	$766,763	39,375	(5)	$1,150,144

Bryan D. Murray	ARLO	4/18/2013	175	—	$5.65	4/18/2023	—	$—	—		$—

	ARLO	4/22/2014	1,225	—	$6.90	4/22/2024	—	$—	—		$—

	NTGR	1/25/2018	—	—	$—	—	350	$10,224	—		$—

	ARLO	1/25/2018	—	—	$—	—	693	$7,270	—		$—

	NTGR	4/20/2018	—	—	$—	—	2,000	$58,420	—		$—

	ARLO	4/20/2018	—	—	$—	—	3,961	$41,551	—		$—

	NTGR	8/2/2018	19,832	4,967	$38.32	8/2/2028	—	$—	—		$—

	ARLO	8/2/2018	49,990	9,999	$13.23	8/2/2028	—	$—	—		$—

	NTGR	7/19/2019	12,187	17,813	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	10,000	$292,100	—		$—

	NTGR	4/17/2020	—	—	$—	—	18,282	$534,017	—		$—

	NTGR	7/17/2020	—	—	$—	—	—	$—	8,125	(5)	$237,331

	NTGR	7/16/2021	—	—	$—	—	33,750	$985,838	5,625	(5)	$164,306

46	2022 PROXY STATEMENT

			Option Awards				Stock Awards
Name	Security(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

David J. Henry	ARLO	04/19/2012	1,049	—	$6.94	4/19/2022	—	$—	—		$—

	ARLO	04/18/2013	1,575	—	$5.65	4/18/2023	—	$—	—		$—

	ARLO	04/22/2014	2,625	—	$6.90	4/22/2024	—	$—	—		$—

	ARLO	03/24/2016	26,037	—	$8.11	3/24/2026	—	$—	—		$—

	NTGR	6/1/2017	4,139	—	$25.37	6/1/2027	—	$—	—		$—

	ARLO	6/1/2017	49,991	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	24,315	518	$41.67	1/25/2028	—	$—	—		$—

	NTGR	1/25/2018	—	—	$—	—	2,500	$73,025	—		$—

	ARLO	1/25/2018	48,949	1,042	$14.39	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	—	—	$—	—	4,951	$51,936	—		$—

	NTGR	7/19/2019	10,938	14,844	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	7,500	$219,075	—		$—

	NTGR	4/17/2020	—	—	$—	—	14,063	$410,780	—		$—

	NTGR	7/17/2020	—	—	$—	—	—	$—	6,250	(5)	$182,563

	NTGR	7/16/2021	—	—	$—	—	18,750	$547,688	3,125	(5)	$91,281

Andrew W. Kim	ARLO	6/2/2015	27,079	—	$6.42	6/2/2025	—	$—	—		$—

	ARLO	3/24/2016	49,991	—	$8.11	3/24/2026	—	$—	—		$—

	ARLO	6/1/2017	49,991	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	24,315	518	$41.67	1/25/2028	—	$—	—		$—

	NTGR	1/25/2018	—	—	$—	—	2,500	$73,025	—		$—

	ARLO	1/25/2018	48,949	1,042	$14.39	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	—	—	$—	—	4,951	$51,936	—		$—

	NTGR	7/19/2018	—	—	$—	—	5,000	$146,050	—		$—

	ARLO	7/19/2018	—	—	$—	—	9,902	$103,872	—		$—

	NTGR	7/19/2019	2,344	14,844	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	7,500	$219,075	—		$—

	NTGR	4/17/2020	—	—	$—	—	14,063	$410,780	—		$—

	NTGR	7/17/2020	—	—	$—	—	—	$—	6,250	(5)	$182,563

	NTGR	7/16/2021	—	—	$—	—	18,750	$547,688	3,125	(5)	$91,281

Michael A. Werdann	ARLO	3/24/2016	11,997	—	$8.11	3/24/2026	—	$—	—		$—

	ARLO	6/1/2017	22,496	—	$8.76	6/1/2027	—	$—	—		$—

	NTGR	1/25/2018	17,506	373	$41.67	1/25/2028	—	$—	—		$—

	NTGR	1/25/2018	—	—	$—	—	2,500	$73,025	—		$—

	ARLO	1/25/2018	35,243	750	$14.39	1/25/2028	—	$—	—		$—

	ARLO	1/25/2018	—	—	$—	—	4,951	$51,936	—		$—

	NTGR	7/19/2019	1,875	11,875	$26.61	7/19/2029	—	$—	—		$—

	NTGR	7/19/2019	—	—	$—	—	7,500	$219,075	—		$—

	NTGR	4/17/2020	—	—	$—	—	14,063	$410,780	—		$—

	NTGR	7/17/2020	—	—	$—	—	—	$—	6,250	(5)	$182,563

	NTGR	7/16/2021	—	—	$—	—	18,750	$547,688	3,125	(5)	$91,281

2022 PROXY STATEMENT	47

(1)

Reflects equity awards outstanding as of December 31, 2021 and the issuer of the equity awards. On December 31, 2018, in connection with Arlo’s Spin-Off, per the terms of the employee matters agreement between NETGEAR and Arlo, certain outstanding awards granted to Arlo employees and NETGEAR employees under NETGEAR’s equity incentive plans were adjusted to include Arlo awards under Arlo’s equity incentive plans. The grant dates of all Arlo awards listed above reflect the original grant date of the associated NETGEAR award. Following the Arlo Spin-Off, the NETGEAR and Arlo equity awards are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR equity awards immediately prior to the Arlo Spin-Off. For details of the adjustments, refer to the discussion below titled “Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off.”

(2)

25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(3)

These awards are RSUs. These awards will vest in four equal annual installments with the first installment vesting on the last day of the grant month, subject to the individual continuing to be a service provider through such dates.

(4)

These amounts were calculated as the product of NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2021 (the last market trading day in 2021), which were $29.21 and $10.49, respectively, and the number of shares covered by the applicable RSU or PSU award (which, in the case of each PSU award, is at the target level of achievement).

(5)

These awards are PSUs that will become eligible to vest based on the number of paid subscriptions at December 31, 2023 for 2021 grants and at December 31, 2022 for 2020 grants, respectively. Based on the performance at December 31, 2021, each amount listed for the 2021 grants represents the threshold number of PSUs, and each amount listed for the 2020 grants represents the target number of PSUs. Each amount represents the target number of PSUs. For details of these PSU awards, refer to “Compensation Discussion and Analysis- Executive Compensation Practices- Setting the Pay Mix -Long-Term Incentive Compensation.”

Adjustments to NETGEAR Equity Awards due to the Arlo Spin-Off

Background. In February 2018, our Board announced its decision to pursue a separation of the Arlo business from NETGEAR. The separation was effected through the contribution of the business, assets and liabilities constituting our Arlo business to a newly formed subsidiary, Arlo Technologies, Inc. (“Arlo”). An initial public offering of newly issued shares of the common stock of Arlo followed in August 2018 (the “Arlo IPO”), and on December 31, 2018, NETGEAR completed a distribution of the shares of Arlo common stock then held by NETGEAR to NETGEAR’s stockholders in a manner generally intended to qualify as tax-free to NETGEAR’s stockholders for U.S. federal income tax purposes (the “Arlo Spin-Off”).

From the time of the Arlo IPO until the Arlo Spin-Off, NETGEAR owned approximately 84.2% of Arlo’s outstanding common stock. In addition, as discussed in more detail below, employee holders of NETGEAR stock options and restricted stock units granted before the Arlo IPO, including our NEOs, generally received additional Arlo stock options and Arlo restricted stock units at the time of the Arlo Spin-Off based on a formula agreed upon between NETGEAR and Arlo. As such, certain information in the Executive Compensation Tables includes Arlo-related compensation and Arlo equity awards. Although NETGEAR and Arlo are independent companies following the Arlo Spin-Off, the vesting of Arlo equity awards held by our NEOs is tied to their continued employment by NETGEAR and comprises a material element of their compensation.

Adjustment Mechanics. In connection with the Arlo Spin-Off, all outstanding NETGEAR equity compensation awards were equitably adjusted to reflect the impact of the transaction. The adjustments to each type of award outstanding pursuant to the NETGEAR equity compensation plans was determined in accordance with the terms of the employee matters agreement between NETGEAR and Arlo, dated as of August 2, 2018 (the “employee matters agreement”), and are described below. These adjustments were made effective on December 31, 2018, the date of the Arlo Spin-Off, and are reflected in the applicable portions of the Executive Compensation Tables section below.

•

NETGEAR Options: (1) NETGEAR options granted prior to August 3, 2018 (the “cutoff date”) were converted into both an adjusted NETGEAR option and an Arlo option, (2) NETGEAR options granted on or following the cutoff date were converted solely into adjusted NETGEAR options and (3) NETGEAR outstanding and vested options held by former service providers of NETGEAR were converted solely into adjusted NETGEAR options. The formulas applicable to the foregoing NETGEAR option adjustments are set forth in the employee matters agreement and, in each case, the exercise price and number of shares subject to each option were adjusted to preserve the aggregate intrinsic value of the original NETGEAR option as measured immediately prior to and immediately following the distribution, subject to rounding. Following the Arlo Spin-Off, the NETGEAR options and Arlo options are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR option.

•

NETGEAR RSUs: (1) NETGEAR restricted stock units granted prior to the cutoff date were converted into both an adjusted NETGEAR restricted stock unit covering the same number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off and an Arlo restricted stock unit covering a number of shares of Arlo common stock equal to the number of shares of NETGEAR common stock subject to the award prior to the Arlo Spin-Off multiplied by 1.980295 (subject to rounding), which is the number of shares of Arlo common stock that was distributed in respect of each share of NETGEAR common stock in the Arlo Spin-Off and (2) NETGEAR restricted stock units granted on or following the cutoff date were converted solely into NETGEAR restricted stock units, on a basis that preserves the aggregate intrinsic value of the original NETGEAR restricted stock unit award (subject to rounding). The formulas applicable to the foregoing NETGEAR restricted stock unit adjustments are set forth in the employee matters agreement.

48	2022 PROXY STATEMENT

Following the Arlo Spin-Off, the NETGEAR restricted stock units and Arlo restricted stock units are subject to substantially the same terms and vesting conditions that applied to the original NETGEAR restricted stock units.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Name	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO	NTGR	ARLO
Patrick C.S. Lo	260,750	656,556	$4,504,948	$1,844,961	41,562	39,606	$1,555,022	$300,610
Bryan D. Murray	10,000	—	$125,390	$—	13,793	5,346	$499,901	$34,351
David J. Henry	11,718	—	$192,058	$—	13,437	9,902	$502,116	$75,156
Andrew W. Kim	10,136	15,622	$127,884	$59,822	18,437	19,803	$673,366	$135,651
Michael A. Werdann	9,483	4,499	$112,525	$14,712	13,437	9,902	$502,116	$75,156

(1)

The value realized on exercise equals the difference between the sale price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange, at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)

The value realized on vesting equals the closing price of NETGEAR’s common stock on the Nasdaq Global Select Market or Arlo’s common stock on the New York Stock Exchange on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. In May 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant’s compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant’s plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2021, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2021.

Name	Executive Contributions in 2021(1)	Registrant Contributions in 2021	Aggregate Earnings in 2021(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2021
Patrick C.S. Lo	$449,685	$—	$374,983	$—	$5,076,764
Bryan D. Murray	$—	$—	$—	$—	$—
David J. Henry	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—

(1)	The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.
(2)

None of the earnings in this column are included in the 2021 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

2022 PROXY STATEMENT	49

Potential Payments Upon Termination or Change in Control

In the event of a change in control:

•

all equity awards issued under our 2016 Plan will be treated as determined by the administrator of the plan and will not automatically vest unless the successor corporation does not assume or substitute for the awards; and

•

with respect to the PSUs granted to our NEOs in July 2020 and July 2021, the performance goal will be deemed to be satisfied at 100% of the target level if the performance period has not already ended, and (1) if the successor corporation does not assume or substitute for the PSUs, 100% of the PSUs that have become eligible to vest will vest immediately before the change in control, or (2) if the successor corporation assumes or substitutes for the PSUs, 100% of the PSUs that have become eligible to vest will vest either (A) on the vesting date, if the NEO continues service through that date, or (B) upon a termination of the NEO’s employment prior to the vesting date either (w) by us other than for cause, (x) due to the NEO’s death, (y) due to the NEO’s disability, or (z) by the NEO for good reason. The vesting acceleration triggered by a termination by us other than for cause or by an NEO for good reason will be conditioned upon the execution and non-revocation of a release of claims.

In addition, we have entered into change in control and severance agreements with each of our Named Executive Officers. Although each executive officer’s employment is and will continue to be at-will, as defined under applicable law, and may be terminated by either us or the executive officer at any time with or without cause, these agreements provide for change in control and severance benefits for the executive officers under specified circumstances.

Upon a termination without cause or resignation with good reason that occurs more than one month prior to or more than 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	cash severance equal to his annual base salary, and, for Mr. Lo, an additional amount equal to his target annual bonus;

•	12 months of health benefits continuation; and

•	accelerated vesting of any unvested equity awards (other than the PSUs granted in July 2020 and July 2021) that would have vested during the 12 months following the termination date.

Upon a termination without cause or resignation with good reason that occurs during the one month prior to or 12 months following a change in control of NETGEAR, our NEOs would be entitled to:

•	cash severance equal to a multiple (2x for Mr. Lo and 1x for all other NEOs) of the sum of the NEO’s annual base salary and target annual bonus/commission;

•	a number of months (24 for Mr. Lo and 12 for other NEOs) of health benefits continuation; and

•	accelerated vesting of all outstanding, unvested equity awards (other than the PSUs granted in July 2020 and July 2021).

Severance will be conditioned upon the execution and non-revocation of a release of claims. The change in control and severance agreements do not provide for any excise tax gross ups. If the merger-related payments or benefits of the NEO are subject to the 20% excise tax under Section 4999 of the tax code, then the NEO will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after-tax outcome for the NEO.

All unvested equity awards issued under our 2016 plan and subject to time-based vesting will become fully vested if an NEO ceases to be a service provider as a result of the NEO’s disability or death.

The vesting of the PSUs granted to each NEO in July 2020 and July 2021 will be accelerated upon the following terminations of the NEO’s employment:

•	if a change in control has not occurred and an NEO’s employment is terminated due to his death before the end of the performance period, 100% of the NEO’s target number of PSUs will vest; and

•

if a change in control has not occurred and either (1) after the end of the performance period but before the vesting date, an NEO’s employment is terminated due to his death, or (2) before the vesting date, an NEO’s employment is terminated by us due to his disability, a number of PSUs will vest equal to the actual number of PSUs that would have become eligible to vest based on actual achievement of the performance goal had the NEO’s employment not been terminated.

50	2022 PROXY STATEMENT

Payments Upon Termination Due to Death or Disability

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company was terminated by us due to death or disability, assuming (1) the date of the triggering event was December 31, 2021, and (2) in the case of a termination that occurs before a change in control and is either (A) a termination due to death that occurs after the end of the performance period for the PSUs granted to our NEOs in July 2020 and July 2021 but before the vesting date of the PSUs or (B) a termination due to disability, the actual achievement of the performance goal for the PSUs will be at 100% of the target level:

Name	Value Realized from Equity Acceleration ($)(1)	Total ($)
Patrick C.S. Lo	$7,496,090	$7,496,090
Bryan D. Murray	$2,541,676	$2,541,676
David J. Henry	$1,706,223	$1,706,223
Andrew W. Kim	$1,956,145	$1,956,145
Michael A. Werdann	$1,698,504	$1,698,504

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2021 (the last market trading day in 2021), which were $29.21 and $10.49 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

Payments Upon Termination Without Cause or Resignation for Good Reason More Than One Month prior to or More Than One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, more than one month prior to or more than one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2021.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($)(1)(2)	Total ($)
Patrick C.S. Lo	$2,088,911	$23,153	$6,034,035	$8,146,099
Bryan D. Murray	$499,845	$35,514	$1,283,158	$1,818,517
David J. Henry	$522,268	$27,998	$897,813	$1,448,079
Andrew W. Kim	$507,539	$11,588	$1,147,735	$1,666,862
Michael A. Werdann	$551,410	$35,514	$892,938	$1,479,862

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2021 (the last market trading day in 2021), which were $29.21 and $10.49 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2020 and July 2021. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $1,433,460 for Mr. Lo; $717,214 for Mr. Murray; $532,688 for Mr. Henry; $782,610 for Mr. Kim; and $527,813 for Mr. Werdann.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Month prior to or One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his employment with the Company is terminated without cause, or he resigns for good reason, within one month prior to or one year after a change in control of the Company, assuming the date of the triggering event was December 31, 2021.

Name	Cash Severance ($)	Health Continuation Benefits ($)	Value Realized from Equity Acceleration ($) (1)(2)	Total ($)
Patrick C.S. Lo	$4,177,822	$46,306	$7,496,090	$11,720,218
Bryan D. Murray	$874,729	$35,514	$2,541,676	$3,451,919
David J. Henry	$913,969	$27,998	$1,706,223	$2,648,190
Andrew W. Kim	$812,062	$11,588	$1,956,145	$2,779,795
Michael A. Werdann	$919,017	$35,514	$1,698,504	$2,653,035

2022 PROXY STATEMENT	51

(1)

The value realized equals the difference between NETGEAR’s common stock closing price on the Nasdaq Global Select Market or Arlo’s common stock closing price on the New York Stock Exchange, on December 31, 2021 (the last market trading day in 2021), which were $29.21 and $10.49 for NETGEAR and Arlo shares, respectively, and the exercise price of the applicable award, multiplied by the number of shares for which vesting would be accelerated.

(2)

These amounts include the accelerated vesting of PSUs granted to our NEOs in July 2020 and July 2021. If the termination occurs before a change in control, that vesting acceleration will not apply, and the PSUs will immediately forfeit. In that case, the value realized from equity acceleration would be $2,895,515 for Mr. Lo; $1,975,732 Mr. Murray; $1,341,098 for Mr. Henry; $1,591,020 for Mr. Kim; and $1,333,379 for Mr. Werdann.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure and solicitation of our employees by a terminated executive officer for specified periods of time.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2021 annual total compensation of our CEO Mr. Lo is $5,221,876, the 2021 annual total compensation of our median compensated employee is $126,306, and the ratio of these amounts is approximately 41 to 1. For these purposes, we calculated the annual total compensation of our CEO and our median employee according to the requirements of Item 402(c)(2)(x) of Regulation S-K.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of December 31, 2021, identified based on our payroll record. We used total compensation as our consistently applied compensation measure. In this context, total compensation means the actual annual salary or wages paid, bonus or commissions earned for the year ended December 31, 2021, and the value of the annual equity awards granted during 2021.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2003 Plan (which expired in April 2013), the 2006 Plan (which expired in April 2016), the 2016 Plan, and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))
Equity Compensation Plans approved by security holders	911,630	(1)(2)	$30.19	2,019,962	(3)(4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	911,630		$30.19	2,019,962

(1)

Includes 4,844 shares subject to options outstanding under the 2003 Plan, 107,457 shares subject to options outstanding under the 2006 Plan, 799,329 shares subject to options outstanding under the 2016 Plan, and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 1,554,732 shares subject to RSUs and 293,000 shares subject to PSUs outstanding that were issued under the 2016 Plan.
(3)	Includes 1,779,600 shares available for future issuance under the 2016 Plan and 240,362 shares available for future issuance under the 2003 Employee Stock Purchase Plan.
(4)

Forfeited awards will return to the 2016 Plan and will again become available for issuance. With respect to the following RSUs, each RSU is counted as 1.58 shares: (i) for RSUs under the 2006 Plan, each RSU granted or forfeited on or after June 6, 2012, and (ii) for RSUs granted under the 2016 Plan before May 28, 2020, each such RSU granted or forfeited. The 1.58 conversion rate has already been incorporated in the calculation. For PSUs, the number of shares available for future issuance is reduced by the number of PSUs at the maximum level of achievement until the actual number of PSUs that become eligible to vest is determined, at which time any PSUs that do not become eligible to vest are immediately forfeited and returned to the pool of shares available for future issuance.

52	2022 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 4, 2022 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of April 4, 2022, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 29,160,755 shares of our common stock outstanding as of April 4, 2022. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned(7)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	5,422,752	—	5,422,752	18.6%
The Vanguard Group, Inc.(2)	3,170,985	—	3,170,985	10.9%
Victory Capital Management Inc.(3)	2,830,258	—	2,830,258	9.7%
Dimensional Fund Advisors LP(4)	1,597,185	—	1,597,185	5.5%
Named Executive Officers and Directors:
Patrick C.S. Lo(5)	454,202	409,359	863,561	2.9%
Bryan D. Murray	13,385	48,526	61,911	*
David J. Henry	12,673	48,503	61,176	*
Andrew W. Kim	32,103	35,770	67,873	*
Michael A. Werdann	3,103	27,566	30,669	*
Sarah S. Butterfass	2,418	5,086	7,504	*
Laura J. Durr	9,121	5,086	14,207	*
Shravan K. Goli	—	4,447	4,447	*
Jef T. Graham	12,977	5,086	18,063	*
Bradley L. Maiorino	18,706	5,086	23,792	*
Janice M. Roberts	17,338	5,086	22,424	*
Barbara V. Scherer(6)	28,017	5,086	33,103	*
Thomas H. Waechter	23,866	5,086	28,952	*
All current directors and executive officers as a group (19 persons)	695,770	822,221	1,517,991	5.1%

*	Less than one percent of our outstanding shares of common stock
(1)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2022, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 5,291,939 shares and sole power to dispose or to direct the disposition of 5,422,752 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

2022 PROXY STATEMENT	53

(2)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2022, by The Vanguard Group Inc. (“Vanguard Group”). Vanguard Group has shared power to vote of 29,107 shares, sole power to dispose of 3,116,290 shares and shared power to dispose of 54,695 shares. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2022, by Victory Capital Management Inc. (“Victory Capital Management”). Victory Capital Management has sole power to vote or direct the vote of 2,801,428 shares and sole power to dispose or to direct the disposition of 2,830,258 shares. The address of Victory Capital Management is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(4)

Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2022, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 1,557,525 shares and sole power to dispose or to direct the disposition of 1,597,185 shares. The address of Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)

Shares beneficially owned by Mr. Lo include (1) 278,468 shares held by the Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 169,828 shares held by the education trusts of Mr. Lo’s children and Mr. Lo is a co-trustee of each such trust, and (3) 5,906 shares held of record by Mr. Lo.

(6)

Shares beneficially owned by Ms. Scherer include (1) 1,000 shares held by William S. & Barbara V. Scherer Trust, UAD 10/26/2000, Barbara Scherer & William S. Scherer TTEE’s trust, and (2) 27,017 shares held of record by Ms. Scherer.

(7)

The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of April 4, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2021 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of a late Form 4 (reporting one transaction) filed on August 31, 2021, on behalf of Bradley Maiorino.

54	2022 PROXY STATEMENT

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF

NETGEAR, INC.:

PATRICK C.S. LO

SARAH S. BUTTERFASS

LAURA J. DURR

JEF T. GRAHAM

SHRAVAN K. GOLI

DAVID J. HENRY

BRADLEY L. MAIORINO

JANICE M. ROBERTS

BARBARA V. SCHERER

THOMAS H. WAECHTER

Dated: April 21, 2022

2022 PROXY STATEMENT	55

LEGAL MATTERS

Forward-Looking Statements. This proxy statement contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: NETGEAR’s future operating performance and financial condition, including expectations regarding continued revenue growth, profitability and cash generation; expectations regarding continuing market demand for the Company’s products and the Company’s ability to respond to this demand; the Company’s strategic shift to focusing on the premium, higher-margin segments of the market; the timing, distribution, sales momentum and market acceptance of recent and anticipated new product and service introductions that position the Company for growth and market share gain; expectations regarding the impact of freight costs and component costs; and expectations regarding NETGEAR’s paid subscriber base growth. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including the following: uncertainty surrounding the duration and impact of the global COVID-19 pandemic; future demand for the Company’s products may be lower than anticipated; the Company’s shift in focus to premium products at the expense of lower end products may not prove to be successful; the Company may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products; consumers may choose not to adopt the Company’s new product and service offerings or adopt competing products or services; the Company may be unable to continue to grow its number of registered users, its number of registered app users and/or its paid subscriber base; product performance may be adversely affected by real world operating conditions; the Company may fail to manage costs, including the cost of developing new products and services and manufacturing and distribution of its existing offerings; the Company may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR’s cash resources and the Company’s planned usage of such resources, including potential repurchases of the Company’s common stock; changes in the Company’s stock price and developments in the business that could increase the Company’s cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company’s customers, including the Company’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part I—Item 1A. Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on February 18, 2022. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Website References. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Use of Trademarks. NETGEAR and the NETGEAR logo are trademarks of NETGEAR, Inc. or its subsidiaries.

*	All other product and company names herein are or may be trademarks of their respective owners.

56	2022 PROXY STATEMENT

APPENDIX A

NETGEAR, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).

(f) “Committee” means a committee appointed by the Board.

(g) “Common Stock” shall mean the common stock of the Company.

(h) “Company” shall mean NETGEAR, Inc., a Delaware corporation.

(i) “Compensation” shall mean all base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation. The Administrator may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an applicable Offering Date, which definition may vary among Participants who are participating in separate Offering Periods or the Non-423(b) Component of the Plan.

(j) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(k) “Director” shall mean a member of the Board.

2022 PROXY STATEMENT	57

(l) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” shall mean February 15 and August 15 of each year, or the immediately preceding Trading Day if February 15 or August 15 is not a Trading Day.

(o) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(p) “Offering Date” shall mean the first Trading Day of each Offering Period.

(q) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, and commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding Trading Day if August 15 or February 15 is not a Trading Day. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(t) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year, or on such other date as the Board shall determine, and

58	2022 PROXY STATEMENT

continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased

2022 PROXY STATEMENT	59

for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

60	2022 PROXY STATEMENT

14. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

2022 PROXY STATEMENT	61

(c) Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall occur before the date of the Company’s proposed Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

62	2022 PROXY STATEMENT

NETGEAR, INC. 350 EAST PLUMERIA DRIVE SAN JOSE, CA 95134 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NTGR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1a. Patrick C. S. Lo	☐	☐	☐

1b. David J. Henry	☐	☐	☐

1c. Sarah S. Butterfass	☐	☐	☐

1d. Laura J. Durr	☐	☐	☐

1e. Shravan K. Goli	☐	☐	☐

1f. Bradley L. Maiorino	☐	☐	☐

1g. Janice M. Roberts	☐	☐	☐

1h. Barbara V. Scherer	☐	☐	☐

1i. Thomas H. Waechter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

3.	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐

4.	Proposal to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

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NETGEAR, INC.

Annual Meeting of Stockholders

June 2, 2022 10:00 AM Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C. S. Lo and Bryan D. Murray, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live webcast at www.virtualshareholdermeeting.com/NTGR2022, at 10:00 AM, PDT on June 2, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side